                                                                   EXHIBIT 2.1.1


                         UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF FLORIDA
                                 TAMPA DIVISION

In re:
                                                          CASE NO.: 98-7835-8P1
TELECOMMUNICATIONS SERVICE
CENTER, INC.,                                             CHAPTER: 11
          DEBTOR(S)
_______________________________/

                      SECOND AMENDED PLAN OF REORGANIZATION

      TELECOMMUNICATIONS SERVICE CENTER, INC., the Debtor herein, does hereby submit this Amended Plan of Reorganization.

                                    ARTICLE I

                                   Definitions

      The following terms used in the Plan shall, unless the context otherwise requires, have the meanings specified below:

      Plan: This Plan for the Reorganization of the Debtor, as currently filed or hereafter amended pursuant to Chapter 11 of the Bankruptcy Code or in the Bankruptcy Rules of Practice and Procedure promulgated thereunder.

      Claim: A right against the Debtor within the meaning of Section 101(4) of the Bankruptcy Code.

      Code: The Bankruptcy Reform Act of 1978, 11 U.S.C., Section 101, et seq. enacted as Public Law 95-598, on November 6, 1978, 92 Stat. 2549, together with amendments thereto applicable to this case.

      Confirmation: Entry by the Court of an Order confirming this Plan of Reorganization.

      Confirmation Date: The date upon which the Court enters the Confirmation Order.

      Confirmation Order: The Order entered by the Bankruptcy Court confirming this Plan, in accordance with Section 1129 of the Bankruptcy Code.

      Costs and Expenses of Administration: Claims against the Debtor allowed under Section 503(b) of the Bankruptcy Code.

      Court: The United States Bankruptcy Court for the Middle District of Florida, Tampa Division, as an adjunct to the United States District Court.

      Creditor: A person as defined by Section 101(9) of the Bankruptcy Code.

      Debtor: TELECOMMUNICATIONS SERVICE CENTER, INC.

      Deposit Date: The date upon which the Debtor pays the deposits contemplated by this Plan, either to the Court or to such other entities as the Court shall designate in the Confirmation Order or in an Order in aid of consummation of the Plan.

      Effective Date: The date upon which the Confirmation Order becomes final, plus ten (10) days, provided no Order is entered staying the effectiveness of the Confirmation Order pending an appeal.

      Order In Aid Of Consummation: An Order entered by the Court authorizing or directing the procedures and actions necessary for the consummation of the confirmed Plan of Reorganization.

      Case: This case for the Reorganization of the Debtor under Chapter 11 of the Bankruptcy Code.

      Allowed Claim: A claim in these proceedings proven and allowed in accordance with Section 502 of the Bankruptcy Code.

                                   ARTICLE II

                         Construction and Interpretation

      Unless inconsistent or in conflict with the provisions of the Plan, the words and phrases employed herein shall have the meanings ascribed thereto in the Code and in the Rules of Bankruptcy Practice and Procedure.

                                   ARTICLE III

                           Classification of Creditors

      Class One: All proven and allowed claims for costs and expenses of administration. This includes, but is not limited to, any claim of the United States Trustee for quarterly payments which remain unpaid at the time of confirmation of this Plan.

      Class Two: Claims of governmental units entitled to priority under Section 507(a)(8) of the Bankruptcy Code or its assignees, including secured claims of governmental units for taxes, attendant interest and penalties on past due or delinquent taxes; and all other charges provided for under such Section.

      Class Three: The class consist of secured claims:

      3a. Receivable Funding Corporation shall be paid in accordance with the terms of the contract upon Confirmation.

      3b. Southtrust Bank with a Note and Security in the approximate amount of $550,000.00 which shall be paid in accordance with the terms of the contract upon Confirmation.

      Class Four: This Class consists of the creditors secured by leases on equipment, to wit:

      4a. IBM with a lease on an IBM computer system AS-400. IBM shall be paid in accordance with the terms of the contract.

      4b. Telecom Finance Group with a lease on Siemens's switch equipment with arrears in the approximate amount of $150,420.24. Siemens shall be paid normal monthly payments provided in the contract.

      Class Five: This Class consists of unsecured creditors.

      Class Six: This Class consists of Shareholders of the Debtor.

                                   ARTICLE IV

                Treatment of Classes Not Impaired Under the Plan

      Class One: This Class shall be paid in full upon confirmation of the Plan unless payment on this date is waived, deferred or ordered by this Court to be paid on a different date. Based upon the previous quarters' disbursements, it is estimated that the Debtor will owe $5,000.00 in quarterly fees upon confirmation. It is estimated that Debtor's counsel will be allowed fees of $20,000.00.

      Class Two: This Class shall be paid in full in sixty (60) equal monthly payments with the first payment due thirty (30) days after the Confirmation Date. Payments shall include interest, penalties, and other amounts provided for in the Bankruptcy Code. All liens held by the Class Two creditors as of the date of the Petition herein shall be retained.

                                    ARTICLE V

                  Treatment of Classes Impaired Under the Plan

      Class Three: The Class 3a. and 3b. creditors shall be paid normal monthly payments as stated in the leases commencing upon confirmation.

      Class Four: This Class shall be paid in accordance with the terms of the contracts.

      Class Five: Upon confirmation, this class shall be paid $.07 in cash and $.93 in preferred share for every $1 of unsecured claim. The value of the preferred shares in the reorganized Debtor at confirmation is $1.50 per share. For every $100 of unsecured claim, creditors shall receive $7 in cash and 62 shares of preferred stock in the reorganized Debtor equaling $7 cash and $93 in preferred shares. For every $1000 of unsecured claim, creditors shall receive $70 in cash and 620 preferred shares in the reorganized Debtor equaling $70 cash and $930 in preferred shares. For every $100,000 of unsecured claim, creditors shall receive $7000 in cash and 62,000 preferred shares in the reorganized Debtor equaling $7000 cash and $93,000 in preferred shares. The calculation used to determine the above amounts is as follows: $1 of unsecured claim minus $.07 equaling $.93 which is then divided by $1.50 to give a creditor .62 of preferred share; or for every $100 of unsecured claim, $100 minus $70 (100 x $.07) equaling $93 which is then divided by $1.50 to give a creditor 62 preferred shares for every $100 of unsecured claim.

      Creditors shall also have the right to purchase common stock for $1.00 per share upon confirmation for each one share of preferred share that the creditor has received (the right's offering).

      There shall be a mandatory redemption pool of the preferred shares at $.05 per share one year after confirmation and a like redemption pool each six month period thereafter for a total of five years. The redemption is at the option of the shareholder who may chose to redeem the preferred shares, convert them to common stock or hold onto them. Shareholders who redeem their preferred shares will receive a pro-rata share of approximately $200,000 per redemption pool, which shall be funded by Telecommunications Service Center, Inc.

      The creditor's shares may be converted to common stock at each redemption period at a one to one ratio.

      Telecommunications Service Center, Inc. may purchase the shares at $1.50 per share within two years after confirmation. Telecommunications Service Center, Inc., intends to convert all remaining preferred shares to common shares at a one to one ratio after 5 years.

      Class Six: This interest of the Shareholders will be terminated by cancellation of all outstanding shares of stock. The shareholders will be issued 1 million shares of common stock and 1 million shares of preferred stock in the reorganized company on a pro-rate basis. This class will not be sharing in the redemption pool.

                                   ARTICLE VI

                         Means for Execution of the Plan

      a. Title to the Debtor's property shall revest in the Debtor upon the effective date of the Plan.

      b. The property of the estate shall be free and clear of all liens and encumbrances, except those provided by this Plan and the Order of Confirmation. All liens of secured creditors as of the Petition date shall be retained unless specifically provided to the contrary hereunder.

      c. As part of the plan for emerging from bankruptcy, TSC has agreed to a merger with Cyber Sentry, Inc. that will provide an Internet digital rights management product line, which permits emphasis on the core business (switched platform services) of TSC, as well as expansion of the business into areas that will utilize the real time billing platform to provide secure Internet commerce and Internet billing services. The reorganized surviving company will be called "Cyber Sentry, Inc".

      The merger will provide enhanced marketing capabilities and the funding required for the Debtor's continued business operation as well as the infusion of $2,500,000.00 pursuant to the merger. Cyber Sentry, Inc. will deposit $2,500,000.00 upon confirmation and will provide an operating line of credit in the amount of $1,000,000.00. In addition, Cyber Sentry, Inc. is utilizing a right's offering (right of creditors to purchase common stock for $1.00 per share upon confirmation for each one share of preferred share that the creditor has received) to raise approximately

$2,000,000.00 to $5,000,000.00 for marketing and acquisitions. This offering is for both shareholders and other investors.

                                   ARTICLE VII

                       Provisions For Executory Contracts

      All written and oral contracts which exist between the Debtor and any individual or other entity, and which have not been rejected or approved by Order of this Court, may be rejected upon further application to this Court.

                                  ARTICLE VIII

                            Modification of the Plan

      The Debtor may propose a modification of the Plan in writing at any time after Confirmation. The Plan, as modified, must meet the requirements of Section 1122 and 1123 of the Code. Additionally, the Debtor must comply with the provisions of Section 1125 of the Code.

      If all applicable Sections of the Code have been met, and if such modifications are warranted, the Court may confirm the modified Plan after proper notice and hearing.

      Impaired creditors who are unaffected by the modification of the Plan will be deemed to have accepted or rejected the modified Plan based on the "original Ballot" filed with the Bankruptcy Court. Creditors who are affected by the modification may change their vote by filing a new Ballot with the Bankruptcy Court within the time specified.

                                   ARTICLE IX

                               General Provisions

      a. If any payment under the Plan falls due on a non-business day, then such due date shall be extended to the next following business day. Saturdays, Sundays and holidays recognized by the United States Government, State of Florida, County of Hillsborough or the City of Tampa are considered non-business days.

      b. Any notice required hereunder shall be in writing. If sent by telegram or telex, notice shall be deemed to have been given when sent. If sent by mail, notice shall be deemed to have been given three (3) days after the date sent by first class, registered or certified mail, postage prepaid, and properly addressed.

      c. The terms and provisions of this Plan shall be further governed and controlled by agreements previously approved by Order of this Court, and not specifically and expressly superseded by this Plan.

      d. In the event that the holder of an unsecured claim transfers such claim, it shall immediately advise the Debtor, in writing, of such transfer. The Debtor shall be entitled to assume that no such transfer has been made unless and until the Debtor has received such written notice to the contrary. Each transferee shall take such claim, subject to the provisions of the Plan, and to any request made, waiver or consent given or other action taken hereunder; and, except as otherwise expressly provided in such notice, the Debtor shall be entitled to assume conclusively that the transferee named in such notice shall thereafter be vested with all rights and powers under the provisions of the Plan.

      e. In the event that the required number of creditors do not accept the Plan and the Debtor is found to be solvent, the Debtor reserves the right to orally amend the Plan at confirmation.

      f. Under no circumstances will the Debtor pay any claim unless such claim is proven and allowed.

      g. All liens and mortgages shall remain unaffected by this Plan unless otherwise provided herein or any other Order of this Court.

      h. Creditors seeking payment of attorneys' fees or special costs must obtain an Order from the Bankruptcy Court approving such amounts at or prior to the confirmation hearing. Failure to obtain such an order will be deemed a waiver of the right to payment of costs and attorneys' fees. This provision does not apply to claims for attorneys' fees and costs which have been duly liquidated by a court of competent jurisdiction prior to the confirmation hearing.

      i. Any sale or transfer of assets which occurs as a result of this reorganization shall be free of otherwise applicable transfer taxes and documentary stamps.

                                    ARTICLE X

                             "Cram Down" Provisions

      In the event that any Class of Creditors is deemed impaired by this Plan of Reorganization and the requisite majorities of such Class or Classes fail to approve the Plan, then the Debtor intends to confirm its Plan over the objections of any such dissenting

Class by the use of the provisions of the United States Bankruptcy Code, Section 1129, and any other provisions relating to the "cram down" of dissenting Classes.


      DATED this 4 day of Dec., 1998.

TELECOMMUNICATIONS SERVICE CENTER, INC.


By: /s/ Hal Shankland
    ----------------------
    HAL SHANKLAND as its
    President

                             CERTIFICATE OF SERVICE

      I HEREBY CERTIFY that a true and correct copy of the foregoing has been furnished by U.S. mail to:

U.S. Trustee
4919 Memorial Hwy., Ste. 110
Tampa, FL 33634

Telecommunications Service Center, Inc.
412 E. Madison, Suite 1200
Tampa, FL 33602

John J. Lamoureux, Esq.
Carlton, Fields, Ward, Emmanuel, Smith & Cutler, P.A.
P.O. Box 3239
Tampa, FL 33601
Attorneys for Siemens Telecom Networks d/b/a Telecommunications
Finance Group

Russell M. Blain, Esq.
Stichter, Riedel, Blain & Prosser, P.A.
110 East Madison St., Suite 200
Tampa, FL 33602-4700
Attorneys for RFC Capital Corporation

Scott Stigall, Esq.
601 Bayshore Boulevard, Suite 700
Tampa, FL 33606
Attorneys for Worldcom, Inc.

Robert L. Olsen, Esq.
P.O. Box 1438
Tampa, FL 33601
Attorneys for Qwest Communications

James D. Gibson, Esq.
Riknich & Gibson
1800 Second Street, Suite 901
Sarasota, Florida 34236
Attorneys for Call-1-800, Inc. and Call-l-800, USA, Inc.

John H. Mueller, Esg.
Smith Clark Delesie Bierley Mueller & Kadyk
P.O. Box 2939
Tampa, FL 33601-2939

and the twenty largest unsecured creditors on attached matrix this 4 day of December 1998.


                                                            /s/ David W. Steen
                                                            ------------------
                                                            David W. Steen

                         UNITED STATES BANKRUPTCY COURT
                           MIDDLE DISTRICT OF FLORIDA
                                 TAMPA DIVISION

In re:
                                                          CASE NO.: 98-7835-8P1
TELECOMMUNICATIONS SERVICE
CENTER, INC.,                                             CHAPTER: 11
          DEBTOR(S)
_______________________________/

                       SECOND AMENDED DISCLOSURE STATEMENT

                                 I. INTRODUCTION

      TELECOMMUNICATIONS SERVICE CENTER, INC., the Debtor herein, does hereby provide this Second Amended Disclosure Statement to all of its known creditors for the purpose of disclosing that information deemed by the Debtor to be material, important and necessary for its creditors to arrive at a reasonably informed decision in exercising their right to vote on the Plan of Reorganization. A copy of the Second Amended Plan or a Summary of the Second Amended Plan accompanies this statement.

      Creditors may vote on the Second Amended Plan by filling out and mailing the accompanying ballot to the Bankruptcy Court, or may attend a hearing to consider the acceptance of the Second Amended Plan and present a ballot at that time.

      In order for the Plan to be deemed accepted, the creditors holding at least two-thirds in the amount and more than one-half in number of the allowed claims in each voting class of creditors must vote in favor of the Plan. To the extent that creditors are deemed paid in full, there may be no right to vote on the Plan.

      NO REPRESENTATIONS CONCERNING THE DEBTOR ARE AUTHORIZED OTHER THAN AS SET FORTH IN THIS STATEMENT. ANY REPRESENTATIONS

OR INDUCEMENTS MADE TO SECURE YOUR ACCEPTANCE WHICH ARE OTHER THAN AS CONTAINED IN THIS STATEMENT SHOULD NOT BE CONSIDERED BY YOU IN ARRIVING AT YOUR DECISION. FURTHERMORE, SUCH ADDITIONAL REPRESENTATIONS OR INDUCEMENTS SHOULD BE REPORTED TO COUNSEL FOR THE DEBTOR FOR TRANSMITTAL TO THE BANKRUPTCY COURT.

      The information contained herein has not necessarily been subject to a certified audit. With respect to financial information which has not been the subject of a certified audit, the Debtor has made every effort to accurately reflect its financial condition in this Disclosure Statement.

                         II. THE PLAN OF REORGANIZATION

      The Plan is based upon the Debtor's position that it is a viable corporation which is able to repay its debts and continue in operation. In accordance with the philosophy of the Bankruptcy Code, it is preferable for a viable business to reorganize and remain in business rather than liquidate, if possible. Furthermore, it is believed that the creditors will receive a more substantial recovery through the Plan of Reorganization than through a forced liquidation.

      The Plan provides for the division of creditors and equity holders into six classes.

      Class One Creditors: This is the class of administrative claims including unpaid fees to the U.S. Trustee. Such claims will be paid in full upon confirmation of the Plan, unless payment on the effective date is waived, deferred or otherwise ordered to be paid on a different date by the Bankruptcy Court.

      Class Two Creditors: This Class consists of Governmental units entitled to priority under Section 507(a) (8) of the Bankruptcy Code or its assignees, including Secured Claims of Governmental units for taxes, attendant interest and penalties on past due or delinquent taxes; all other charges provided for under such Subsection. These claims will be paid in full with interest as required by law upon confirmation of the Plan.

      Class Three Creditors: This Class consists of the secured claims

      a.) Southtrust Bank with a Note and Mortgage on real property in the approximate amount of $550,000.00. Southtrust Bank shall be paid in accordance with the terms of the contract.

      b.) Receivable Funding Corporation shall be paid in accordance with the terms of the contract.

      Class Four Creditors: This Class consists of the claims of IBM with a lease on certain equipment; and Telecom Finance Group with a lease on switch equipment. This Class shall be paid in accordance with the terms of the contract.

      a.) IBM-shall be paid in accordance with terms of the contract

      b.) Siemens-the arrears should be added to the balance and then paid in accordance with the terms of the contract.

      Class Five Creditors: Upon confirmation, this class shall be paid $.07 in cash and $.93 in preferred share for every $1 of unsecured claim. The value of the preferred shares in the reorganized Debtor at confirmation is $1.50 per share. For every $100 of unsecured claim, creditors shall receive $7 in cash and 62 shares of preferred stock in the reorganized Debtor equaling $7 cash and $93 in preferred shares. For every $1000 of unsecured claim, creditors shall receive $70 in cash and 620 preferred shares in the reorganized Debtor equaling $70 cash and $930 in preferred shares. For every $100,000 of unsecured claim, creditors shall receive $7000 in cash and 62,000 preferred shares in the reorganized Debtor equaling $7000 cash and $93,000 in preferred shares. The calculation used to determine the above amounts is as follows: $1 of unsecured claim minus $.07 equaling $.93 which is then divided by $1.50 to give a creditor .62 of preferred share; or for every $100 of unsecured claim, $100 minus $70 (100 x $.07) equaling $93 which is then divided by $1.50 to give a creditor 62 preferred shares for every $100 of unsecured claim.

      Creditors shall also have the right to purchase common stock for $1.00 per share upon confirmation for each one share of preferred share that the creditor has received(the right's offering).

      There shall be a mandatory redemption pool of the preferred shares at $.05 per share one year after confirmation and a like redemption pool each six month period thereafter for a total of five years. The redemption is at the option of the shareholder who may chose to redeem the preferred shares, convert them to common stock or hold onto them. Shareholders who redeem their preferred shares will receive a pro-rata share of approximately $200,000 per redemption pool, which shall be funded by Telecommunications Service Center, Inc.

      The creditor's shares may be converted to common stock at each redemption period at a one to one ratio.

      Telecommunications Service Center, Inc. may purchase the shares at $1.50 per share within two years after confirmation. Telecommunications Service Center, Inc., intends to convert all remaining preferred shares to common shares at a one to one ratio after 5 years.

      Class Six Creditors: This interest of the Shareholder will be terminated by cancellation of all outstanding shares of stock. The shareholders will be issued 1 million shares of common stock and 1 million shares of preferred stock in the reorganized company of a pro-rate basis. This class will not be sharing in the redemption pool.

                III. FINANCIAL INFORMATION RESPECTING THE DEBTOR

      An unaudited financial statement of the Debtor entitled "Liquidation Analysis" reflecting the market and liquidation values of its assets and liabilities is attached as Exhibit "A". The market and liquidation values of the assets are the estimates of the Debtor based upon tax assessments, prior appraisals, and the opinion of the Debtor's principals. In addition, a Pro-Forma Statement of Projected Income and Expenses for the term of the Plan is attached as Exhibit "B". A Historical Cash Flow Data

Sheet, attached as Exhibit "C", reflects the Debtor's actual financial history since the filing of the Petition. The Pro Forma figures are the Debtor's principal's prediction of future performance based upon historical data. The current status of Debtor's accounts receivable is attached as Exhibit "D" and is entitled "Aged Receivables".

                   IV. BACKGROUND AND EVENTS DURING CHAPTER 11

      In December of 1997, TSC entered into an agreement to provide service bureau, billing and customer service to customers of a large marketing company:
Grace Trust. The intent of the arrangement was to utilize Grace Trust as a means to aggregate traffic for TSC through telemarketing efforts. In March of 1998, Grace Trust submitted a large block of business to TSC, which business, unknown to TSC, was fraudulently obtained. During this same time period, TSC was in final negotiations for merging with a Miami-based investment group. The dramatic increase in billable revenue that was anticipated from Grace Trust made TSC a very attractive acquisition.

      This initial customer file submitted by Grace Trust contained an unusually large number of ANI's that were to be processed through our network supplier. Because of the size of the file received, TSC immediately verified that it did not contain any large sequential blocks of numbers and that all orders had the appropriate LOA and voice capture documentation required by the FCC. Once this file was processed and customer's long distance service was switched to TSC, we began to receive calls from customers disputing the change in carrier. The number of calls intensified over a short period of time and it became apparent that the business submitted to us by Grace Trust was fraudulent.

      TSC immediately implemented a reactive and proactive plan to minimize the damage that was caused as a result of this activity. Unfortunately, the magnitude of the incident coupled with the potential contingent liability resulted in the merger being cancelled during the last week of April. TSC had already incurred $250,000 of debt in our efforts to prepare for the merger at this point.

      On May 8, 1998, TSC was forced to seek Bankruptcy protection and filed Chapter 11. As a part of the reorganization effort, every aspect of the business was examined. Immediate steps were taken to realign costs and overhead as well as improving the overall efficiency of the organization to enable the Company to emerge fiscally and operationally sound.

      As part of the plan for emerging from bankruptcy, TSC has agreed to a merger with Cyber Sentry, Inc. that will provide an Internet digital rights management product line, which permits emphasis on the core business (switched platform services) of TSC, as well as expansion of the business into areas that will utilize the real time billing platform to provide secure Internet commerce and Internet billing services. The reorganized surviving company will be called "Cyber Sentry, Inc".

      The merger will provide enhanced marketing capabilities and the funding required for the Debtor's continued business operation as well as the infusion of $2,500,000.00 pursuant to the merger. Cyber Sentry, Inc. will deposit $2,500,000.00 upon confirmation and will provide an operating line of credit in the amount of $1,000,000.00. In addition, Cyber Sentry, Inc. is utilizing a right's offering (right of creditors to purchase common stock for $1.00 per share upon confirmation for each one share of preferred share that the creditor has received) to raise approximately $2,000,000.00 to $5,000,000.00 for marketing and acquisitions. This offering is for both shareholders and other investors.

      Cyber Sentry has applied to Nasdaq for an IPO and has requested symbols for common and preferred shares. As a prerequiste of filing its application, Telecommunications Service Center has certified audited financial statements for years 1995, 1996 and 1997. BDO Seidman was the appointed auditor.

                                V. MARKETING PLAN

      Cyber Sentry, Inc. is a breakthrough digital rights management technology. It protects Internet commerce transactions. It permits controlled access to both consumer credit information and controlled access to virtually any content that can be downloaded via the Internet, ie., games, CD's, videos, copyrighted information and other transactions.

      Cyber Sentry, Inc. is designed to provide the secure distribution of copyrighted text, audio, video, graphics and software in Internet commerce. It also restricts the unauthorized redistribution of material to secondary recipients, such as passing along copies of protected material. Virtually any content that can be downloaded via the Internet can be protected using Cyber Sentry, Inc. technology.

      Cyber Sentry, Inc. will continue to market reliable, competitively priced telecommunications services. Cyber Sentry, Inc. will capitalize on the historical marketing relationships, proven retail distribution and technical know-how previously established by TSC to achieve significant market share. Strategic relationships with major communications carriers will provide the infrastructure to meet the growing demand for domestic and international Internet and telecommunications services. TSC's existing sales encompasses long distance, prepaid and postpaid local residential service in the rapidly growing Florida market. For a more comprehensive overview of the Cyber Sentry Marketing Plan, refer to the attached Exhibit "Marketing Plan".

      The new company will target specific carriers for partnership and is currently negotiating agreements to secure ATM access in terms consistent with the company's strategies and operational goals. The company's approach to marketing its ATM product is innovative and unique to the industry. It involves the use by subscribers of an existing copper line number inbound calling to use an ATM device which can be purchased or leased from the company. It will permit a conventional telephone line to simultaneously be used to carry voice, fax, Internet and audiovisual as the same time over a single conventional copper line. Offering these multiple services using only one line will position the company as a major force in ATM services and as a telecommunications provider in general.

      TSC will continue to expand upon its current success in the prepaid calling card market. The most successful prepaid calling card programs were and are targeted in selling conventional calling cards in ethnic markets. The company will exhibit at numerous cultural events and continue to market our product to retail establishments via strategic relationships with independent marketing agents and internal sales efforts.

      The Company believes strategic partnerships with clients and vendors are essential to global success. Cyber Sentry, Inc. will provide a host of intelligent network applications; real-time call processing and billing systems for service bureau activity; cellular/wireless service; Internet; ATM; carrier termination; and all traditional inter-exchange carrier products and services. This cutting-edge portfolio of services combined with an effective marketing strategy to deliver a "one-stop" shop approach to customers is essential as we approach the next millenium in telecommunications.

                             VI. PENDING LITIGATION

      The Debtor has also filed objections to the following applications for administrative expenses:

            - Westinghouse's administrative application for $494,098 and
              $39,997.01; and

            - Sprint's administrative application for $449,325.

      The actual administrative claims for these claimants should be approximately $116,936. There is approximately $277,998 in additional administrative expenses.

                                 VII. TAX STATUS

      The Debtor has filed all tax returns required of it to date. All pre-petition taxes owed by the Debtor are reflected herein. All post-petition taxes have been paid.

                 VIII. MISCELLANEOUS PROVISIONS AND CONCLUSIONS

      The Debtor shall continue to operate and manage the business as described herein. Any executory contracts not previously rejected will be deemed accepted upon confirmation of the Plan. However, the Debtor reserves the right to reject such contracts up until the confirmation date of the Debtor's Plan.

      CREDITORS ARE URGED TO READ THE PLAN IN FULL AND TO CONSULT WITH COUNSEL, OTHER CREDITORS, OR THE CREDITORS COMMITTEE IN ORDER TO FULLY UNDERSTAND THE EFFECTS.


Dated:  12/04/98
      ------------------


TELECOMMUNICATIONS SERVICE CENTER, INC.


By: /s/ Hal Shanklan
    --------------------
    HAL SHANKLAND as its
    President

                             CERTIFICATE OF SERVICE

      I HEREBY CERTIFY that a true and correct copy of the foregoing has been furnished by U.S. mail to:

U.S. Trustee
4919 Memorial Hwy., Ste. 110
Tampa, FL 33634

Telecommunications Service Center, Inc.
412 E. Madison, Suite 1200
Tampa, FL 33602

John H. Mueller, Esq.
Smith Clark Delesie Bierley Mueller & Kadyk
P.O. Box 2939
Tampa, FL 33601-2939
Attorney for RSL Com. formerly Westinghouse

John J. Lamoureux, Esq.
Carlton, Fields, Ward, Emmanuel, Smith & Cutler, P.A.
P.O. Box 3239
Tampa, FL 33601
Attorneys for Siemens Telecom Networks d/b/a Telecommunications
Finance Group

Russell M. Blain, Esq.
Stichter, Riedel, Blain & Prosser, P.A.
110 East Madison St., Suite 200
Tampa, FL 33602-4700
Attorneys for RFC Capital Corporation

Scott Stigall, Esq.
601 Bayshore Boulevard, Suite 700
Tampa, FL 33606
Attorneys for Worldcom, Inc.

Robert L. Olsen, Esq.
P.O. Box 1438
Tampa, FL 33601
Attorneys for Qwest Communications

James D. Gibson, Esq.
Riknich & Gibson
1800 Second Street, Suite 901
Sarasota, Florida 34236

Attorneys for Call-1-800, Inc. and Call-1-800, USA, Inc. and the twenty largest unsecured creditors on attached matrix this 4 day of December 1998.


                                                            /s/ David W. Steen
                                                            ------------------
                                                            David W. Steen

                                    TSC INC.
                                    LIQUIDATION ANALYSIS
                                    EXHIBIT "A"


                             MARKET         LIQUIDATION        LIEN AMOUNT
DESCRIPTION                  VALUE             VALUE           LIENHOLDER
--------------         --------------      ------------        ------------

EQUIPMENT              $   750,000.00      $ 300,000.00        $ 550,000.00
                                                               SouthTrust Bank

SUPPLIES               $     8,000.00      $   3,000.00        incl. in above
                                                               SouthTrust Bank

ACCOUNTS RECEIVABLE    $ 1,100,000.00      $ 500,000.00        $ 109,000.00
                                                               RFC

                       --------------      ------------        ------------
TOTAL                  $ 1,858,000.00      $ 803,000.00        $ 659,000.00
                       ==============      ============        ============

12/3/98

                   TSC INC,
                   PRO-FORMA STATEMENT OF PROJECTED INCOME AND EXPENSES FOR YEAR ENDED 12/31/98
                   EXHIBITS "B" AND "C"

                                                              August-      Sept-       Oct-         Nov.-       Dec.-       Y-T-D
                        May-Actual  June-Actual July-Actual   Actual       Actual      Actual       Proj.       Proj.       Totals
Revenues                $3,091,714  $2,519,816  $1,832,568  $1,508,822  $1,535,379   $1,733,652  $1,510,000  $1,550,000  $15,281,952

Cost of Sales           $2,787,800  $2,303,154  $1,645,319  $1,357,580  $1,601,919   $1,470,623  $1,313,700  $1,348,500  $13,828,595

Commissions             $    7,044  $   54,943  $   26,216  $   24,187  $   19,875   $   22,382  $   27,000  $   28,000  $   209,647
                        ------------------------------------------------------------------------------------------------------------

Gross Profit (Loss)     $  296,870  $  161,720  $  161,033  $  127,055  $  (86,415)  $  240,647  $  169,300  $  173,500  $ 1,243,710


Operating Expenses
 Salaries & Benefits    $   97,387  $   67,247  $   69,613  $   62,741  $   74,856   $   99,278  $   75,000  $   75,000  $   621,122

 Travel &
   Entertainment        $    4,060  $      979  $    1,383  $    4,469  $      946   $    4,353  $    4,200  $    1,700  $    22,090

 Communications         $    9,584  $    5,344  $   11,014  $    7,243  $   10,287   $    3,908  $    8,700  $    9,000  $    65,080

 Printing & Supplies    $    7,924  $    8,584  $    7,451  $    5,350  $   12,191   $    5,323  $    8,500  $    8,100  $    63,424

 Premises & Equipment   $   21,150  $   12,498  $    9,644  $   15,140  $   13,304   $   10,726  $   10,000  $   10,000  $   102,462

 Depreciation           $      708  $      708  $      708  $      708  $      708   $      708  $      708  $      708  $     5,661

 Other General
   Expenses             $   39,987  $    8,282  $   10,360  $    7,803  $      192   $    9,765  $   10,000  $   10,000  $    96,390
                        ------------------------------------------------------------------------------------------------------------
Total Operating
  Expenses              $  180,800  $  103,642  $  110,173  $  103,454  $  112,484   $  134,061  $  117,108  $  114,508  $   976,228
                        ------------------------------------------------------------------------------------------------------------


Oper. Income (Loss)     $  116,070  $   58,078  $   50,860  $   23,601  $ (198,899)  $  106,586  $   52,192  $   58,992  $   267,482

Other Income            $    6,355  $      122  $       --  $    5,627  $    6,271   $   18,843  $    6,000  $    5,000  $    48,218

Other Expenses          $   11,910  $   37,134  $   43,523  $    5,977  $   27,392   $   31,834  $   32,000  $   33,000  $   222,770
                        ------------------------------------------------------------------------------------------------------------

PreTax Income (Loss)    $  110,515  $   21,066  $    7,337  $   23,251  $ (220,020)  $   93,595  $   26,192  $   30,992  $    92,929
                        ============================================================================================================

                                    TSC INC,
                            INCOME STATEMENT BY MONTH
                             FOR YEAR ENDED 12/31/98
                                   EXHIBIT "B"

                          Jan.-Actual   Feb.-Actual    Mar.-Actual  April-Actual    May-Actual   June-Actual   July-Actual
Revenues                 $  2,044,097  $  2,261,279   $  2,392,025  $  2,202,082   $  3,091,714  $  2,519,816  $  1,832,568

Cost of Sales            $  1,598,406  $  1,927,346   $  1,836,272  $  2,345,001   $  2,787,800  $  2,303,154  $  1,645,319

Commissions              $    227,963  $    236,536   $    250,418  $     42,675   $      7,044  $     54,943  $     26,216
                         ----------------------------------------------------------------------------------------------------

Gross Profit (Loss)      $    217,729  $     97,397   $    305,335  $   (185,594)  $    296,870  $    161,720  $    161,033


Operating Expenses:
 Salaries & Benefits     $    103,187  $     98,996   $    100,793  $    101,950   $     97,387  $     67,247  $     69,613

 Travel & Entertainment  $      1,553  $      7,550   $      1,374  $      5,489   $      4,060  $        979  $      1,383

 Communications          $     12,120  $     11,772   $     14,008  $      9,349   $      9,584  $      5,344  $     11,014

 Printing & Supplies     $      9,045  $     12,830   $     14,818  $     19,450   $      7,924  $      8,584  $      7,451

 Premises & Equipment    $     12,308  $      7,059   $      9,918  $     11,391   $     21,150  $     12,498  $      9,644

 Depreciation            $        708  $        708   $        708  $        708   $        708  $        708  $        708

 Other General Expenses  $     26,077  $     19,757   $     27,928         6,971   $     39,987  $      8,282  $     10,360
                         ----------------------------------------------------------------------------------------------------
Total Operating
   Expense               $    164,996  $    158,672   $    169,547  $    155,307   $    180,800  $    103,642  $    110,173
                         ----------------------------------------------------------------------------------------------------


Operating Income (Loss)  $     52,733  $    (61,275)  $    135,788  $   (340,901)  $    116,070  $     58,078  $     50,860

Other Income             $         --  $         21   $         11  $        800   $      6,355  $        122  $         --

Other Expenses           $     37,714  $     35,594   $     38,660  $     37,492   $     11,910  $     37,134  $     43,523
                         ----------------------------------------------------------------------------------------------------

Pre-Tax Income (Loss)    $     15,019  $    (96,848)  $     97,139  $   (377,592)  $    110,515  $     21,066  $      7,337
                         ====================================================================================================

                          August-Actual  Sept-Actual    Oct-Actual     Nov.-Proj.   Dec.-Proj.   Y-T-D Totals
Revenues                  $  1,508,822  $  1,535,379   $  1,733,652  $  1,510,000  $  1,550,000  $ 24,181,434

Cost of Sales             $  1,357,580  $  1,601,919   $  1,470,623  $  1,313,700  $  1,348,500  $ 21,535,619

Commissions               $     24,187  $     19,875   $     22,382  $     27,000  $     28,000  $    967,238
                          ------------------------------------------------------------------------------------

Gross Profit (Loss)       $    127,055  $    (86,415)  $    240,647  $    169,300  $    173,500  $  1,678,577


Operating Expenses:
 Salaries & Benefits      $     62,741  $     74,856   $     99,278  $     75,000  $     75,000  $  1,026,047

 Travel & Entertainment   $      4,469  $        946   $      4,353  $      4,200  $      1,700  $     38,058

 Communications           $      7,243  $     10,287   $      3,908  $      8,700  $      9,000  $    112,329

 Printing & Supplies      $      5,350  $     12,191   $      5,323  $      8,500  $      8,100  $    119,565

 Premises & Equipment     $     15,140  $     13,304   $     10,726  $     10,000  $     10,000  $     74,324

 Depreciation             $        708  $        708   $        708  $        708  $        708  $      8,491

 Other General Expenses   $      7,803  $        192   $      9,765  $     10,000  $     10,000  $    177,123
                          ------------------------------------------------------------------------------------
Total Operating
   Expense                $    103,454  $    112,484   $    134,061  $    117,108  $    114,508  $  1,555,937
                          ------------------------------------------------------------------------------------


Operating Income (Loss)   $     23,601  $   (198,899)  $    106,586  $     52,192  $     58,992  $    122,640

Other Income              $      5,627  $      6,271   $     18,843  $      6,000  $      5,000  $     49,050

Other Expenses            $      5,977  $     27,392   $     31,834  $     32,000  $     33,000  $    372,229
                          ------------------------------------------------------------------------------------

Pre-Tax Income (Loss)     $     23,251  $   (220,020)  $     93,595  $     26,192  $     30,992  $   (269,353)
                          ====================================================================================

                                    TSC INC,
                          PRO-FORMA STATEMENT OF PROJECTED INCOME AND EXPENSES FOR YEAR ENDED 12/31/99
                          EXHIBIT "B"

                                Jan.-Proj.   Feb.-Proj.   Mar.-Proj.   April-Proj.   May-Proj.   June-Proj.   July-Proj.
Revenues                       $ 1,750,000  $ 1,800,000  $ 1,800,000  $ 1,850,000  $ 1,875,000  $ 1,900,000  $ 1,880,000

Cost of Sales                  $ 1,540,000  $ 1,584,000  $ 1,584,000  $ 1,628,000  $ 1,650,000  $ 1,672,000  $ 1,598,000

Commissions                    $    40,000  $    43,750  $    45,000  $    45,000  $    46,250  $    46,875  $    47,500
                               -----------------------------------------------------------------------------------------

Gross Profit (Loss)            $   170,000  $   172,250  $   171,000  $   177,000  $   178,750  $   181,125  $   234,500


Operating Expenses
   Salaries & Benefits         $    78,000  $    80,000  $    81,000  $    81,000  $    81,000  $    82,000  $    82,500

   Travel & Entertainment      $     4,500  $     3,500  $     4,500  $     5,000  $     4,500  $     4,000  $     3,500

   Communications              $     9,500  $     9,500  $     9,700  $     9,500  $     9,700  $     9,600  $     9,800

   Printing & Supplies         $     8,000  $     8,500  $     8,300  $     8,400  $     8,500  $     8,700  $     8,600

   Premises & Equipment        $    11,000  $    11,700  $    11,200  $    10,900  $    10,850  $    11,250  $    11,000

   Depreciation                $       708  $       708  $       708  $       708  $       708  $       708  $       706

   Other General Expenses      $    18,000  $    18,250  $    18,000  $    17,500  $    18,200  $    18,000  $    18,500
                               -----------------------------------------------------------------------------------------

      Total Operating Expense  $   129,708  $   132,158  $   133,408  $   133,008  $   133,458  $   134,258  $   134,606
                               -----------------------------------------------------------------------------------------


Operating Income (Loss)        $    40,292  $    40,092  $    37,592  $    43,992  $    45,292  $    46,867  $    99,894

Other Income                   $       100  $        50  $        50  $       300  $       100  $        50  $       500

Other Expenses                 $    13,000  $    12,000  $    22,000  $    23,000  $    23,000  $    23,000  $    24,000
                               -----------------------------------------------------------------------------------------

Pre-Tax Income (Loss)          $    27,392  $    28,142  $    15,642  $    21,292  $    22,392  $    23,917  $    76,394
                               =========================================================================================

                               August-Proj. Sept.-Proj.   Oct.-Proj.   Nov.-Proj.   Dec.-Proj.  Y-T-D Totals
Revenues                       $ 1,925,000  $ 1,975,000  $ 2,000,000  $ 2,050,000  $ 2,080,000  $ 22,885,000

Cost of Sales                  $ 1,636,250  $ 1,678,750  $ 1,700,000  $ 1,742,500  $ 1,768,000  $ 19,781,500

Commissions                    $    47,000  $    48,125  $    49,375  $    50,000  $    51,250  $    560,125
                               -----------------------------------------------------------------------------

Gross Profit (Loss)            $   241,750  $   248,125  $   250,625  $   257,500  $   260,750  $  2,543,375


Operating Expenses
   Salaries & Benefits         $    83,000  $    83,000  $    84,000  $    84,000  $    85,000  $    984,500

   Travel & Entertainment      $     3,500  $     4,000  $     3,500  $     3,000  $     3,500  $     47,000

   Communications              $    10,000  $     9,800  $    10,000  $     9,900  $     9,900  $    116,900

   Printing & Supplies         $     8,200  $     8,900  $     8,600  $     8,500  $     8,100  $    101,300

   Premises & Equipment        $    11,000  $    11,250  $    11,500  $    11,000  $    10,000  $    132,650

   Depreciation                $       708  $       708  $       708  $       708  $       708  $      8,489

   Other General Expenses      $    18,500  $    18,500  $    18,000  $    18,250  $    18,500  $    218,200
                               -----------------------------------------------------------------------------

      Total Operating Expense  $   134,908  $   136,158  $   136,308  $   135,358  $   135,708  $  1,609,039
                               -----------------------------------------------------------------------------


Operating Income (Loss)        $   106,842  $   111,967  $   114,317  $   122,142  $   125,042  $    934,336

Other Income                   $       250  $       400  $       250  $       300  $       400  $      2,750

Other Expenses                 $    24,000  $    24,000  $    23,000  $    24,000  $    24,000  $    259,000
                               -----------------------------------------------------------------------------

Pre-Tax Income (Loss)          $    83,092  $    88,367  $    91,567  $    98,442  $   101,442  $    678,086
                               =============================================================================

                                    TSC INC,
                         PRO-FORMA STATEMENT OF PROJECTED INCOME AND EXPENSES FOR YEAR ENDED 12/31/00
                         EXHIBIT "B"

                                 Jan.-Proj    Feb.-Proj.   Mar.-Proj.  April-Proj.   May-Proj.   June-Proj.   July-Proj.
Revenues                        $ 2,000,000  $ 2,075,000  $ 2,100,000  $ 2,250,000  $ 2,280,000  $ 2,400,000  $ 2,500,000

Cost of Sales                   $ 1,700,000  $ 1,763,750  $ 1,785,000  $ 1,912,500  $ 1,938,000  $ 2,040,000  $ 2,125,000

Commissions                     $    52,000  $    50,000  $    51,875  $    52,500  $    56,250  $    57,000  $    60,000
                                -----------------------------------------------------------------------------------------

Gross Profit (Loss)             $   248,000  $   261,250  $   263,125  $   285,000  $   285,750  $   303,000  $   315,000


Operating Expenses
   Salaries & Benefits          $    86,000  $    86,000  $    87,000  $    87,000  $    87,000  $    87,000  $    88,000

   Travel & Entertainment       $     3,500  $     3,500  $     3,500  $     5,000  $     4,500  $     4,500  $     4,000

   Communications               $    10,000  $    10,000  $    10,000  $    11,000  $    11,000  $    11,000  $    11,000

   Printing & Supplies          $     9,920  $    10,450  $    10,525  $    11,400  $    11,430  $    12,120  $    12,600

   Premises & Equipment         $    12,000  $    11,000  $    12,000  $    11,000  $    11,000  $    10,000  $    12,000

   Depreciation                 $       708  $       708  $       708  $       708  $       708  $       708  $       708

   Other General Expenses       $    18,500  $    18,500  $    19,000  $    18,500  $    18,500  $    18,500  $    19,000
                                -----------------------------------------------------------------------------------------

      Total Operating Expenses  $   140,628  $   140,158  $   142,733  $   144,608  $   144,138  $   143,828  $   147,308
                                -----------------------------------------------------------------------------------------


Operating Income (Loss)         $   107,372  $   121,092  $   120,392  $   140,392  $   141,612  $   159,172  $   167,692

Other Income                    $       100  $        50  $        50  $       300  $       100  $        50  $       500

Other Expenses                  $    20,000  $    20,000  $    20,500  $    22,000  $    22,000  $    23,000  $    25,000
                                -----------------------------------------------------------------------------------------

Pre-Tax Income (Loss)           $    87,472  $   101,142  $    99,942  $   118,692  $   119,712  $   136,222  $   143,192
                                =========================================================================================

                                August-Proj. Sept.-Proj.  Oct.-Proj.    Nov.-Proj.   Dec.-Proj.  Y-T-D Totals
Revenues                        $ 2,550,000  $ 2,600,000  $ 2,625,000  $ 2,710,000  $ 2,900,000  $ 28,990,000

Cost of Sales                   $ 2,167,500  $ 2,210,000  $ 2,231,250  $ 2,303,500  $ 2,465,000  $ 25,801,100

Commissions                     $    62,500  $    63,750  $    65,000  $    65,625  $    67,750  $    704,250
                                -----------------------------------------------------------------------------

Gross Profit (Loss)             $   320,000  $   326,250  $   328,750  $   340,875  $   367,250  $  3,644,250


Operating Expenses
   Salaries & Benefits          $    88,000  $    88,000  $    88,000  $    88,500  $    89,000  $  1,049,500

   Travel & Entertainment       $     5,000  $     4,000  $     3,500  $     3,500  $     4,000  $     48,500

   Communications               $    11,000  $    11,000  $    11,000  $    11,000  $    11,000  $    129,000

   Printing & Supplies          $    12,800  $    13,050  $    13,150  $    13,635  $    14,690  $    145,770

   Premises & Equipment         $    11,000  $    12,000  $    11,000  $    10,000  $    11,000  $    134,000

   Depreciation                 $       708  $       708  $       708  $       708  $       708  $      8,496

   Other General Expenses       $    18,500  $    19,000  $    19,000  $    19,000  $    19,000  $    225,000
                                -----------------------------------------------------------------------------

      Total Operating Expenses  $   147,008  $   147,758  $   146,358  $   146,343  $   149,398  $  1,740,266
                                -----------------------------------------------------------------------------


Operating Income (Loss)         $   172,992  $   178,492  $   182,392  $   194,532  $   217,852  $  1,903,984

Other Income                    $       250  $       400  $       250  $       300  $       400  $      2,750

Other Expenses                  $    25,000  $    25,000  $    25,500  $    24,000  $    25,500  $    277,500
                                -----------------------------------------------------------------------------

Pre-Tax Income (Loss)           $   148,242  $   153,892  $   157,142  $   170,832  $   192,752  $  1,629,234
                                =============================================================================

                                    TSC INC,
                      PRO-FORMA STATEMENT OF PROJECTED INCOME AND EXPENSES FOR YEAR ENDED 12/31/01
                      EXHIBIT "B"

                               Jan.-Proj.    Feb.-Proj.    Mar.-Proj.    April-Proj    May-Proj      June-Proj.    July-Proj.
Revenues                      $ 2,850,000   $ 2,925,000   $ 3,100,000   $ 3,150,000   $ 3,225,000   $ 3,285,000   $ 3,250,000

Cost of Sales                 $ 2,465,250   $ 2,530,125   $ 2,681,500   $ 2,724,750   $ 2,789,625   $ 2,841,525   $ 2,811,250

Commissions                   $    63,000   $    71,250   $    73,125   $    77,500   $    78,750   $    80,625   $    82,125
                              -----------------------------------------------------------------------------------------------

Gross Profit (Loss)           $   321,750   $   323,625   $   345,375   $   347,750   $   356,625   $   362,850   $   356,625

Operating Expenses
   Salaries & Benefits        $    89,000   $    90,000   $    90,000   $    90,000   $    90,000   $    90,000   $    90,000

   Travel & Entertainment     $     3,500   $     3,200   $     3,500   $     3,200   $     3,500   $     3,500   $     3,500

   Communications             $    11,000   $    11,000   $    11,000   $    10,000   $    11,000   $    11,000   $    10,000

   Printing & Supplies        $    10,000   $    10,000   $    10,000   $    10,000   $    10,500   $    10,000   $    10,500

   Premises & Equipment       $    12,000   $    11,000   $    11,000   $    11,000   $    11,000   $    11,000   $    11,000

   Depreciation               $       708   $       708   $       708   $       708   $       708   $       708   $       706

   Other General Expense      $    19,000   $    18,500   $    19,000   $    18,000   $    18,500   $    18,500   $    18,000
                              -----------------------------------------------------------------------------------------------

      Total Operating Expen   $   145,208   $   144,408   $   145,208   $   142,908   $   145,208   $   144,708   $   143,706
                              -----------------------------------------------------------------------------------------------


Operating Income (Loss)       $   176,542   $   179,217   $   200,167   $   204,842   $   211,417   $   218,142   $   212,919

Other Income                  $       100   $       150   $       350   $       300   $       100   $       250   $       500

Other Expenses                $    26,000   $    26,000   $    27,500   $    27,500   $    27,000   $    28,500   $    28,000
                              -----------------------------------------------------------------------------------------------

Pre-Tax Income (Loss)         $   150,642   $   153,367   $   173,017   $   177,642   $   184,517   $   189,892   $   185,419
                              ===============================================================================================

                               August-Proj. Sept.-Proj.    Oct.-Proj.    Nov.-Proj.    Dec.-Proj.   Y-T-D Totals
Revenues                      $ 3,265,000   $ 3,100,000   $ 3,150,000   $ 3,200,000   $ 3,220,000   $ 37,720,000

Cost of Sales                 $ 2,824,225   $ 2,681,500   $ 2,724,750   $ 2,768,000   $ 2,785,300   $ 33,570,800

Commissions                   $    81,250   $    81,625   $    77,500   $    78,750   $    80,000   $    925,500
                              ----------------------------------------------------------------------------------

Gross Profit (Loss)           $   359,525   $   336,875   $   347,750   $   353,250   $   354,700   $  4,166,700

Operating Expenses
   Salaries & Benefits        $    90,000   $    90,000   $    90,000   $    90,000   $    90,000   $  1,079,000

   Travel & Entertainment     $     4,000   $     3,500   $     3,500   $     4,000   $     4,000   $     42,900

   Communications             $    11,000   $    11,000   $    11,000   $    11,000   $    11,000   $    130,000

   Printing & Supplies        $    10,000   $    10,000   $    10,000   $    10,000   $    10,000   $    121,000

   Premises & Equipment       $    10,500   $    11,000   $    11,000   $    10,000   $    11,000   $    131,500

   Depreciation               $       708   $       708   $       708   $       708   $       708   $      8,489

   Other General Expense      $    19,000   $    19,000   $    19,000   $    19,000   $    19,000   $    224,500
                              ----------------------------------------------------------------------------------

      Total Operating Expen   $   145,208   $   145,208   $   145,208   $   144,708   $   145,708   $  1,737,389
                              ----------------------------------------------------------------------------------


Operating Income (Loss)       $   214,317   $   191,667   $   202,542   $   208,542   $   208,992   $  2,429,311

Other Income                  $       250   $       400   $       500   $       300   $       400   $      3,600

Other Expenses                $    29,200   $    29,500   $    29,000   $    30,000   $    29,000   $    337,200
                              ----------------------------------------------------------------------------------

Pre-Tax Income (Loss)         $   185,367   $   162,567   $   174,042   $   178,842   $   180,392   $  2,095,711
                              ==================================================================================

                               TSC INC,
                   PRO-FORMA STATEMENT OF PROJECTED INCOME AND EXPENSES FOR YEAR ENDED 12/31/02
                   EXHIBIT "B"

                             Jan.-Proj.    Feb.-Proj.    Mar.-Proj.   April-Proj.    May-Proj.     June-Proj.    July-Proj.
Revenues                    $ 3,200,000   $ 3,300,000   $ 3,425,000   $ 3,575,000   $ 3,617,500   $ 3,700,000   $ 3,710,000

Cost of Sales               $ 2,752,000   $ 2,838,000   $ 2,945,500   $ 3,074,500   $ 3,111,050   $ 3,182,000   $ 3,190,600

Commissions                 $    63,000   $    80,000   $    82,500   $    85,625   $    89,375   $    90,438   $    92,500
                            -----------------------------------------------------------------------------------------------

Gross Profit (Loss)         $   385,000   $   382,000   $   397,000   $   414,875   $   417,075   $   427,563   $   426,900


Operating Expenses
   Salaries & Benefits      $    90,000   $    95,000   $    95,000   $    95,000   $    95,000   $    95,000   $    95,000

   Travel & Entertainment   $     3,000   $     3,500   $     3,500   $     3,500   $     3,500   $     4,000   $     3,500

   Communications           $    11,000   $    11,000   $    11,000   $    11,000   $    11,000   $    11,500   $    11,000

   Printing & Supplies      $    11,000   $    10,000   $    10,000   $    10,000   $    11,000   $    10,000   $    10,000

   Premises & Equipment     $    10,000   $    10,000   $    10,000   $    11,000   $    11,000   $    10,000   $    11,000

   Depreciation             $       708   $       708   $       708   $       708   $       708   $       708   $       706

   Other General Expenses   $    18,000   $    18,000   $    19,000   $    20,000   $    20,000   $    19,000   $    20,000
                            -----------------------------------------------------------------------------------------------
      Total Operating
        Expense             $   143,708   $   148,208   $   149,208   $   151,208   $   152,208   $   150,208   $   151,206
                            -----------------------------------------------------------------------------------------------


Operating Income (Loss)     $   241,292   $   233,792   $   247,792   $   263,667   $   264,867   $   277,355   $   275,694

Other Income                $       100   $       150   $       350   $       300   $       100   $       250   $       500

Other Expenses              $    29,000   $    28,500   $    29,500   $    29,000   $    30,500   $    31,000   $    31,250
                            -----------------------------------------------------------------------------------------------

Pre-Tax Income (Loss)       $   212,392   $   205,442   $   218,642   $   234,967   $   234,467   $   246,605   $   244,944
                            ===============================================================================================

                            August-Proj.  Sept.-Proj.    Oct.-Proj.    Nov.-Proj.    Dec.-Proj.   Y-T-D Totals
Revenues                    $ 3,735,000   $ 3,785,000   $ 3,775,000   $ 3,765,000   $ 3,785,000   $ 43,372,500

Cost of Sales               $ 3,212,100   $ 3,255,100   $ 3,246,500   $ 3,237,900   $ 3,255,100   $ 38,601,525

Commissions                 $    92,750   $    93,375   $    94,625   $    94,375   $    94,125   $  1,052,688
                            ----------------------------------------------------------------------------------

Gross Profit (Loss)         $   430,150   $   436,525   $   433,875   $   432,725   $   435,775   $  5,019,463


Operating Expenses
   Salaries & Benefits      $    95,000   $    95,000   $    95,000   $    95,000   $    95,000   $  1,135,000

   Travel & Entertainment   $     4,000   $     3,500   $     4,000   $     3,200   $     4,000   $     43,200

   Communications           $    11,000   $    11,000   $    11,000   $    11,000   $    11,000   $    132,500

   Printing & Supplies      $    10,000   $    10,000   $    10,000   $    10,000   $    10,000   $    122,000

   Premises & Equipment     $    10,000   $    10,000   $    10,000   $    11,000   $    11,000   $    125,000

   Depreciation             $       708   $       708   $       708   $       708   $       708   $      8,489

   Other General Expenses   $    19,000   $    19,000   $    20,000   $    20,000   $    19,000   $    231,000
                            ----------------------------------------------------------------------------------
      Total Operating
        Expense             $   149,708   $   149,208   $   150,708   $   150,908   $   150,708   $  1,797,189
                            ----------------------------------------------------------------------------------


Operating Income (Loss)     $   280,442   $   287,317   $   283,167   $   281,817   $   285,067   $  3,222,273

Other Income                $       250   $       400   $       500   $       300   $       400   $      3,600

Other Expenses              $    31,000   $    30,850   $    30,850   $    31,000   $    31,200   $    363,650
                            ----------------------------------------------------------------------------------

Pre-Tax Income (Loss)       $   249,692   $   256,867   $   252,817   $   251,117   $   254,267   $  2,862,223
                            ==================================================================================

                                    TSC INC,
                          PRO-FORMA STATEMENT OF PROJECTED INCOME AND EXPENSES FOR YEAR ENDED 12/31/03
                          EXHIBIT "B"

                                 Jan.-Proj.    Feb.-Proj.    Mar.-Proj.   April-Proj.    May-Proj.     June-Proj.    July-Proj.
Revenues                        $ 3,700,000   $ 3,720,000   $ 3,785,000   $ 3,825,000   $ 3,865,000   $ 3,840,000   $ 3,875,000

Cost of Sales                   $ 3,182,000   $ 3,199,200   $ 3,255,100   $ 3,289,500   $ 3,323,900   $ 3,302,400   $ 3,332,500

Commissions                     $    63,000   $    92,500   $    93,000   $    94,625   $    95,625   $    96,625   $    96,000
                                -----------------------------------------------------------------------------------------------

Gross Profit (Loss)             $   455,000   $   428,300   $   436,900   $   440,875   $   445,475   $   440,975   $   446,500


Operating Expenses:
   Salaries & Benefits          $    90,000   $    95,000   $    95,000   $    95,000   $    95,000   $    95,000   $    95,000

   Travel & Entertainment       $     3,000   $     3,500   $     3,500   $     3,500   $     3,500   $     4,000   $     3,500

   Communications               $    11,000   $    11,000   $    11,000   $    11,000   $    11,000   $    11,500   $    11,000

   Printing & Supplies          $    11,000   $    10,000   $    10,000   $    10,000   $    11,000   $    10,000   $    10,000

   Premises & Equipment         $    10,000   $    10,000   $    10,000   $    11,000   $    11,000   $    10,000   $    11,000

   Depreciation                 $       708   $       708   $       708   $       708   $       708   $       708   $       706

   Other General Expenses       $    18,000   $    18,000   $    19,000   $    20,000   $    20,000   $    19,000   $    20,000
                                -----------------------------------------------------------------------------------------------

      Total Operating Expense   $   143,708   $   148,208   $   149,208   $   151,208   $   152,208   $   150,208   $   151,206
                                -----------------------------------------------------------------------------------------------


Operating Income (Loss)         $   311,292   $   280,092   $   287,692   $   289,667   $   293,267   $   290,767   $   295,294

Other Income                    $       100   $       150   $       350   $       300   $       100   $       250   $       500

Other Expenses                  $    32,000   $    32,000   $    32,500   $    33,000   $    31,000   $    31,000   $    31,250
                                -----------------------------------------------------------------------------------------------

Pre-Tax Income (Loss)           $   279,392   $   248,242   $   255,542   $   256,967   $   262,367   $   260,017   $   264,544
                                ===============================================================================================

                                August-Proj.  Sept.-Proj.    Oct.-Proj.    Nov.-Proj.    Dec.-Proj.   Y-T-D Totals
Revenues                        $ 3,900,000   $ 3,920,000   $ 3,875,000   $ 3,925,000   $ 3,950,000   $ 46,180,000

Cost of Sales                   $ 3,354,000   $ 3,371,200   $ 3,332,500   $ 3,375,500   $ 3,397,000   $ 41,100,200

Commissions                     $    96,875   $    97,500   $    98,000   $    96,875   $    98,125   $  1,118,750
                                ----------------------------------------------------------------------------------

Gross Profit (Loss)             $   449,125   $   451,300   $   444,500   $   452,625   $   454,875   $  5,346,450


Operating Expenses:
   Salaries & Benefits          $    95,000   $    95,000   $    95,000   $    95,000   $    95,000   $  1,135,000

   Travel & Entertainment       $     4,000   $     3,500   $     4,000   $     3,200   $     4,000   $     43,200

   Communications               $    11,000   $    11,000   $    11,000   $    11,000   $    11,000   $    132,500

   Printing & Supplies          $    10,000   $    10,000   $    10,000   $    10,000   $    10,000   $    122,000

   Premises & Equipment         $    10,000   $    10,000   $    10,000   $    11,000   $    11,000   $    125,000

   Depreciation                 $       708   $       708   $       708   $       708   $       708   $      8,489

   Other General Expenses       $    19,000   $    19,000   $    20,000   $    20,000   $    19,000   $    231,000
                                ----------------------------------------------------------------------------------

      Total Operating Expense   $   149,708   $   149,208   $   150,708   $   150,908   $   150,708   $  1,797,189
                                ----------------------------------------------------------------------------------


Operating Income (Loss)         $   299,417   $   302,092   $   293,792   $   301,717   $   304,167   $  3,549,261

Other Income                    $       250   $       400   $       500   $       300   $       400   $      3,600

Other Expenses                  $    31,000   $    32,000   $    31,000   $    31,000   $    31,200   $    378,950
                                ----------------------------------------------------------------------------------

Pre-Tax Income (Loss)           $   268,667   $   270,492   $   263,292   $   271,017   $   273,367   $  3,173,911
                                ==================================================================================

                                     Sheet 2

                        AGED ACCOUNTS RECEIVABLE SUMMARY OCTOBER, 1998

                        EXHIBIT D

              TOTAL DUE            CURRENT           31-60             61-90            91-120            120+
   1        $   388,780.66      $ 111,085.59      $  78,923.77     $  53,296.01     $  43,406.14     $ 102,069.15
   2        $     4,217.21      $  (2,531.09)     $      --        $     120.31     $     276.90     $   6,351.09
   3        $   434,144.19      $ 130,538.57      $  85,786.66     $  16,365.66     $  76,516.06     $ 124,937.24
   4        $       124.22      $       3.88      $     120.34     $      --        $      --        $      --
   5        $      (297.95)     $    (297.95)     $      --        $      --        $      --        $      --
   6        $   127,805.57      $  33,565.56      $  12,437.17     $   5,807.98     $   8,207.80     $  67,787.06
   7        $     9,106.34      $   1,755.94      $   7,350.40     $      --        $      --        $      --
   9        $        --         $      --         $      --        $      --        $      --        $      --
  12        $     7,328.27      $  (1,711.16)     $     439.35     $   1,208.60     $   7,391.48     $      --
  13        $        --         $      --         $      --        $      --        $      --        $      --
  14        $   374,123.55      $  13,506.18      $      --        $  39,130.22     $  47,124.73     $ 274,362.42
  16        $       178.65      $      18.28      $      12.82     $      14.22     $     133.33     $      --
  17        $        --         $      --         $      --        $      --        $      --        $      --
  18        $    33,922.82      $  16,243.40      $   5,708.31     $   3,756.12     $   4,785.60     $   3,429.39
  21        $       504.55      $       3.60      $      --        $      --        $      --        $     500.95
  22        $    56,409.96      $     467.10      $   7,573.70     $  19,769.41     $   4,590.60     $  24,009.15
  25        $   100,718.44      $   3,034.21      $   4,671.89     $  19,292.76     $  11,278.85     $  62,440.93
TOTALS      $ 1,537,068.48      $ 305,682.11      $ 203,024.21     $ 158,761.29     $ 203,711.49     $ 665,887.38

                                  CYBER SENTRY

                                    [GRAPHIC]

                             The e-commerce gateway

Cyber Sentry, Inc.

Information Memorandum
Cyber Sentry Business Plan

CYBER SENTRY INC.
(Formerly Telecommunications Services, Inc.)

IMPORTANT NOTICE

This Descriptive Memorandum (the Memorandum) has been prepared by Telecommunications Service Center Inc. (hereinafter "TSC" or the "Company") for use by participants in the financing of the company by private investors, lenders and institutional investors (hereinafter known collectively as the investors). On or about November 20,1998, the Company changed its name to Cyber Sentry, Inc., a Delaware corporation.

While the company believes that the financial and other information contained in the Memorandum is accurate, it makes no representations or warranties, implied or expressed, as to the accuracy or completeness of this information and expressly disclaims any liability for the contents of or omissions from this Memorandum, and for any other written or oral communication transmitted or made available to a prospective investor.

This Memorandum includes certain statements and estimates provided by the company with respect to historical and anticipated performance which reflect assumptions by the company and its management, and may or may not prove to be accurate. No representations or warranties are made as to the accuracy or completeness of such statements or estimates. Only those particular representations and warranties which may be made to the lender or investor in a definitive agreement, when, as and if it is executed and subject to such limitations and restrictions as may be specified in a definitive agreement, shall have any legal effect.

This page shall serve as a preface to the Marketing plan for Cyber Sentry, Inc.

TABLE OF CONTENTS

I      Executive Summary

II     Business Segments

III    Critical Assets and Agreements: Strategic
       Partnerships
         -  Service Bureaus and Operator Service Processing
         -  Distributed Architecture Wireless Prepaid Network
         -  Management

IV     Development of Cyber Sentry, Inc.

V      Objectives

VI     Target Markets
       - Competitor's Sales & marketing

VII    Sales & Marketing

VIII   Company Switching Services & Client Benefits

IX     Ownership, Management and Personnel

X      Financial

I. Executive Summary

      Telecommunications Service Center Inc. (hereinafter "TSC") a Florida corporation, is a facilities-based carrier providing long distance telecommunications services, including commercial and residential service, long distance service, operator service for pay phones, prepaid phone cards, calling cards and enhanced services, such as voice and fax mail services.

      Telecommunications Service Center, Inc. owns and operates a Siemen's high-volume gateway switch and an IBM AS400 billing platform to accommodate anticipated growth. It is certified to do business in forty-eight (48) states and is tariffed in forty-two (42) states. It was certified as an "Alternative Local Exchange Carrier" (ALEC) to provide "Local Telephone Services" in the State of Florida in 1997 and is currently filing for ALEC certification in thirty (30) additional states.

      TSC currently provides all hardware and enhanced software to provide for call processing, billing, tracking and prepaid debiting, as well as call transport, client programming, national and international connectivity, systems maintenance and capital expansion requirements for both long distance (in all states) and local residential service in Florida. Unlike traditional providers, and especially dissimilar to prepaid providers, TSC offers a comprehensive service package that includes both automated and operator-assisted programs.

      The Company has the ability to cause a majority of its services to be billed to the consumer's residential phone bill. The system's capability to maintain real time spending limits makes coordination with credit card issuers and the maintenance of credit risk limits easy to implement. Most importantly, the system can handle authorizations, real time payments and posting, and automated settlement.

      In December of 1997, TSC entered into an agreement to provide service bureau, billing and customer service to customers of a large marketing company:
Grace Trust. Grace Trust submitted a large block of business to TSC, which business, unknown to TSC, was fraudulently obtained. At the [ILLEGIBLE] when TSC became aware of the illegal activity, it took immediate steps to rectify the situation. However, on May 8, 1998, TSC sought the protection of the Bankruptcy Court and filed a Chapter 11; it is expected to emerge relatively debt free and with annual revenues of $20 million and EBIT of approximately $1 million (see annexed Financials). TSC has agreed to a merger that will provide an Internet digital rights management product line, which permits emphasis on the core business (switched platform services), as well as expansion of the business into areas that will utilize the real time billing platform to provide secure Internet commerce and Internet billing services. The reorganized surviving company will be Cyber Sentry, Inc. (hereinafter "Cyber Sentry or the "Company"), a Delaware corporation.

      Cyber Sentry is breakthrough digital rights management technology. It protects Internet commerce transactions. It permits controlled access to both consumer credit information and controlled access to virtually any content that can be downloaded via the Internet, i.e., games, CD's, videos, copyrighted information and other transactions.

      Cyber Sentry is designed to provide the secure distribution of copyrighted text, audio, video, graphics and software in Internet commerce. It also restricts the unauthorized redistribution of material to secondary recipients, such as passing along copies of protected material. Virtually any content that can be downloaded via the Internet can be protected using Cyber Sentry technology.

      The web publisher or content provider uses a secure Windows tool to create "rights certificates" for material delivered digitally. These electronic certificates are provided to the consumer when making a purchase or conducting other transactions with a merchant. The certificates indicate the rights the consumer has purchased as a result of a specific transaction with the web site or as an ongoing subscription. For example, a consumer wishing to purchase a particular publication, music CD, video, video game, Internet library etc. would be issued a certificate granting the right to view material but not to print, copy or forward the material; in the alternative, various levels of access to the web server can be permitted, including the right to copy and forward, as well as to view digital content.

      The publisher, be it of games, journals, texts, music or video CD's sets up a secure directory on its Web servers. The material stored in this protected space is available only to authorized users running the Cyber Sentry client application.

      Cyber Sentry manages digital rights on the desktop. The software requires only a small amount of space on the consumer's hard drive and is downloaded for free from the content provider's web site. The consumer obtains the Cyber Sentry client software from one web publisher; however, the software manages digital rights certificates from any content provider who uses Cyber Sentry to secure content. Web site passwords become linked to a specific desktop; one password, one user. This will form the foundation for the Cyber Sentry methodology which lends itself to the development of a true Internet credit/debit card which will provide Internet commerce security, as well as a traditional credit card in traditional merchant settings. The Cyber Sentry software transparently manages the user's access to secure directories on a site, so there is no need to provide a visible password to grant access.

      Cyber Sentry is unique in that it protects a publisher's copyright and his revenue. Cyber Sentry is the only rights management solution that solves the problem of initial distribution of copyrighted digital content and protects against secondary, pass-along distribution. By managing activity at the server and on the consumer's desktop, Cyber Sentry assures the on-line publisher that the first copy sold won't be their last.

      Cyber Sentry supports existing Internet commerce transaction systems already being used by content providers, from bookstores to software publishers to artists. Cyber Sentry enters the process after confirmation of a financial transaction and provides the protected delivery and explicit management of rights purchased in a transaction. This protects the obligations and rights of both vendor and consumer as well as preventing the secondary, unauthorized redistribution of copyrighted material and consumer credit information.

      Cyber Sentry was developed by Microsystems Software (The Learning Company) and acquired by Cyber Sentry Inc. in 1998, at a cost of Three Million Dollars. Analysts estimate that electronic commerce will reach $200 billion by the year 2001. It is estimated that $50 billion of that $200 billion could be digitally delivered content, suitable for protection by Cyber Sentry.

      The possibilities for Cyber Sentry technology are limitless because Cyber Sentry uses the e-commerce and web structures already in use by web publishers to present Internet content. It will be easily extendible to new types of content and transaction mechanisms.

      The infrastructure and customer service capabilities of TSC will permit Cyber Sentry the infrastructure requisite to providing a real time billing system thereby enabling Cyber Sentry to act as an Internet digitally secure credit card issuer and billing processor, a gateway to Internet commerce including the redemption of manufacturers coupons both on the Internet and at conventional point of sale. This functionality permits the processing of manufacturer redemption coupons, a $350 billion dollar market of which $100 billion is allocated to processing fees. In addition, "By some reports, 60 percent of the 62 billion pieces of first class mail are bills. Merchants have already said they would be willing to pay as much as 40 cents a bill for such service, instantly creating a market with a $15 billion potential." (New York Times, November 16, 1998, page C5).

      Cyber Sentry is positioned to provide secured credit card functions for customers and to provide a proprietary Internet browser, market Internet services as an ISP, as well as the Cyber Sentry Card (the gateway to Internet commerce) product. The Company has the ability to cause a majority of its services to be billed to the consumer's residential phone bill. The Company has an IBM AS 400 electronic billing system that is one of the most advanced in the market today for billing telecommunications services to credit cards and local phone carriers. The system's capability to maintain real time spending limits makes coordination with credit card issuers and the maintenance of credit risk limits easy to implement. Most importantly, the system can handle authorizations, real time payments and posting, and automated settlement.

      Cyber Sentry will continue to market reliable, competitively priced telecommunications services. The company will capitalize on historical marketing relationships, proven retail distribution and technical know-how to achieve significant market share. Strategic relationships with major communications carriers will provide the infrastructure to meet the growing demand for domestic and international Internet and telecommunications services. The company's existing sales encompasses long distance, prepaid and local residential service in the rapidly growing Florida market.

      Cyber Sentry's mission is to develop synergistic partnerships employing its proprietary, patent pending, software to manage and deliver Internet commerce transactions protecting the obligations and rights of both vendor and consumer. Cyber Sentry's real time billing capability and the fact that it is provided by the e-commerce and web structures already in use by web publishers to present Internet content, is easily extendible to new types of content and transaction mechanisms create Cyber Sentry as the "gateway to Internet commerce."

II. Business Segments

Domestic & International E-Commerce Markets:

The company will immediately market and license the Cyber Sentry digital rights management solution and the Cyber Sentry Card, the gateway to Internet commerce. The Company will continue the existing telecommunications marketing and distribution. The Company has finished development of a Cyber Sentry browser and is developing an Internet commerce portal. The means of a banner on a portal main page generates "hits, 'of between 3%-8% or millions of clicks thru. Brian Sugar, Director of New Media for J.Crew Inc., reported that one hour of banner on AOL's front page doubled the J.Crew sales for the day (as reported in Forrester Reports)

III. Critical Assets & Agreements

Strategic Partnerships

The assets and agreements, which will enable Cyber Sentry to become a major force in e-commerce credit card services include the following:

Banking Relationship

The company has forged a license agreement with one of the world's top secured bank credit card issuers and is moving forward to develop a globally accepted Cyber Sentry Card able to be used securely on the Internet or any retail location accepting major credit cards. In addition the card will be a telephone calling card which will permit enhanced services including access to email from any phone, as well as, local and long distance calling at competitive rates.

Telco Access Agreements

The company has targeted specific carriers for partnership, and currently has agreements to provide local and long distance residential service, as well as billing, which is consistent with the company's strategies and operational goals of obtaining ALEC status. The company will integrate its billing service platform with the Cyber Sentry Card and methodology to service Internet merchants and customers. This approach is unique on the Internet today. It is designed to provide the secure distribution of copyrighted text, audio, video, graphics and software in Internet commerce. It also restricts the unauthorized redistribution of material to secondary recipients, such as passing along a copyrighted research report or personal consumer information to a third party. Cross marketing of the Cyber Sentry Card with financial institutions, Internet portals and ISP providers will expose the product to both merchants and consumers.

Financial Institutions

The company has entered into negotiations for distribution with a well-known international financial institution. This respected partner has the ability to issue and authorize both merchant and consumer VISA card accounts in North America, Latin America and Europe. This partner's merchant customer base includes major mass merchants and retail chains. The ability to issue Cyber Sentry Cards globally is critical, as fully thirty percent (30%) of all Internet commerce transactions in the United States comes from outside the U.S. (Forrester Research). The Cyber Sentry Card will be the gateway to Internet commerce as a means of protecting both the customer and the merchant's privacy and affording the security or knowing their information is secure. The merchant uses a secure Windows tool to create "rights certificates" for material delivered digitally or for a charge transaction. These electronic certificates are provided to the consumer when making a purchase or conducting other transactions with the merchant. Merchants or credit card issuers set up a secure directory on their Web servers, which may only be accessed by authorized users. The Cyber Sentry Card will be registered with all major credit card processors and will thereby be accessible at most merchants, mail order or Internet commerce venues.

Strategic Banking and Merchant Relationships

In conjunction with its financial institution partner, the Company may co-brand the Cyber Sentry Card with one or more vendors. Co-branding will depend upon negotiations with the vendor's where management believes the company can significantly benefit from co-branding. The principals' knowledge of and relationships with the vendors will be valuable in development of regional relationships for distribution and service provisioning in conjunction with these powerful institutional entities.

Strategic Publishing Partners

The company has forged long-term strategic relationships with major publishers, which allows the company to move forward rapidly in the copyrighted text, graphics distribution markets. These relationships will also enable the company to increase profit margins and capture new revenue as its digital rights business matures. In particular, in the digital rights management, the additional profit margins provided by low-cost entry into the protecting of protected digital rights and will buoy the company's long and short-term earnings.

Management Resources

The company has on its management team a seasoned, proven core sales force and strategic sales contacts, along with requisite technical engineering specialists.

Service Bureaus and Operator Service Processing

The Company has identified several electrical utility aggregators [ILLEGIBLE] a service bureau to provide billing services, The Company uses a new breed of intelligent, programmable switching systems, which are becoming the preferred infrastructure for some of the largest service providers in the global market. TSC currently services several prepaid programs. To meet today's market needs, a combination of hardware, software, switching systems, voice, data and other resources are required. The Company's Siemens switching platforms architecture quickly adapts to increases in the customer base, evolving market demands and emerging telecommunications technologies. The company's Siemen's gateway switching platforms reduce time-to-market, easily adapt to new market conditions and requirements, and work with a broad choice of hardware, software, network and other technical resources.

Switching technologies contracted by the company provide a level of programmability not found in other switching systems. The demands of a global market require such flexibility. Ordinary switches frequently require software changes from the switch manufacturer, taking months, and sometimes years, to respond to special requests, develop software enhancements, and delivery, The company has developed proprietary services through systems which allow customization of the protocol software on-site anywhere in the world, using easy-to-use graphical tools, with solutions possible within hours or even minutes. These core technologies are provided in-house by the company technical staff whose integrated solutions provide a broad range of flexible switching applications.

The company will provide customer service for the Cyber Sentry Card, as well as full calling card services, incidental thereto with email accessibility from any phone, and on the enhanced service side wire line and cellular voice mail, IVR, paging, fax, and voice recognition services.

All these technologies make it possible for the Company to combine its local residential service, long distance service and enhanced billing services with sophisticated customization for Cyber Sentry, its clients and a high level of assured customer satisfaction and retention.

Customer care is provided through a customer care call enter staffed by TSC in Tampa, Florida. Cyber Sentry Card production, activation, inventory control and distribution are determined on a regional basis.

Management

The company has on board a core management team of experienced and seasoned professionals. In the key technology realm, professional's with focused and broadly relevant capabilities and experience are committed to the company. Sales, marketing and general management areas will be staffed by proven professionals whose commitments to corporate vision and success have been proven over several decades and in various start-ups and operating entities.

Management Team

The senior management team is made up of seasoned professionals with more than fifty years combined Data and Telecommunications Sales and Management experiences.

Additionally, The Learning Company provides Cyber Sentry technology and methodology support on a contractual basis.

IV. Development of Distribution

In the prepaid area, the Company has agreements with national retail distribution channels for the sale of its prepaid and travel or post-paid telecommunications services, The company currently services thousands of retail outlets, and intends to begin contracting for distribution of its travel card product line through insert statements with major financial institutions. Through the company's Chief Executive Officer, it has access to a range of financial arrangements that have made it possible for the Company to forge highly favorable relationships with national and international carriers, and will allow continued development of the company's wholesale and retail products.

V. Objectives

Short-Term Objectives

1) Will be to expand the company's long distance and prepaid service and switching facilities businesses to attain in excess of $50 million in revenue run-rate by January of 2000.

2) Will reach gross profit margins of 50% during FY 1998/99.

3) Will be positioned to capture a percentage of the nation's digitally delivered content i.e., entertainment, games and publishing on the Internet, which commercial transactions are projected to be in excess of $50 billion by 2001.

Long-Term Objectives

1) Will build an equity value of $250 million within three to five years of inception.

2) Will position the company for entrance into the Internet commerce credit card market through strategic technology deployment and marketing relationships.

3) Will create strategic partnerships with many international corporations to enable Cyber Sentry methodology deployment.

VI. Target Markets

In the area of digital rights or Internet credit card services, the company is targeting key retail markets that conform to its strategic demographic development plan. These markets, which include entertainment, games, libraries, publications are targeted for rollout. The company is providing its services in conjunction with copyright-protected merchants, entertainment, recording artists and financial institutions.

In the area of telephony the company intends to introduce products into five key markets in 1999. The results of these markets will allow the company to accurately forecast the outcome of additional market rollouts throughout the United States, and to forecast which of the pending ALEC Licenses will be developed in what order of priority.

In order to deliver highly profitable sales, the company will concentrate on strategic national market opportunities through internal sales and marketing team efforts. Management believes that vast opportunities exist in providing cost-effective telecommunications connectivity into key foreign markets and is negotiating such agreements with several foreign carriers, as well as US carriers with bulk purchasing power that are reselling international connectivity at extremely competitive prices.

The company has established criteria for the development of ALEC licenses into geographical markets which a) are developing rapidly and have extensive business traffic in the United States, and b) are under-served relative to telecommunications demands and cost factors. The company will work within these domestic venues to offer cost-effective, comprehensive telecommunications services through existing regional carriers and providers of telecommunications services by deploying its feature-rich hardware and software into select American areas. The development of sales relationships is vital to the company's mid-term and long-term strategy.

Competitors

The company is aware of several developing areas of competition in the digital rights area. Potential competitors include some of the credit card issuers themselves (Chase and Citibank). However, no major financial institution has yet to field an end user friendly product such as the Company has patented, Cyber Sentry. The company regards the Cyber Sentry methodology as building a good experience with users, providing utility, speed, and reliability. By creating a positive experience and creating a niche in a valuable market, the Company believes that it is able to launch its own Cyber Sentry Card within the year. Historically the bar to 70% or more of the Internet users in purchasing goods and services over the Internet has been reluctance to expose personal credit information over the Internet. Now, via Cyber Sentry, both vendor and consumer are able to conduct secure transactions. A significant share of the nascent Internet commerce credit card market presents itself as a real opportunity. The price at which the Company intends to offer its credit card processing services will be extremely competitive, while maintaining excellent profit margins.

Essentially, the major credit card issuers are seeking development of digital rights management technology such as Cyber Sentry methodology and they do not have it available to them at this time. However, most institutions are highly focused on establishing a traditional base of credit card customers, and on ongoing service provisioning. They generally have little or no expertise in the area of technical security methodology development and support. Therefore, the company believes that rather than compete with them in traditional sales venues, it can work in conjunction with major institutions to afford them the benefits of its Cyber Sentry processing expertise. In this vein, the company is negotiating with the very same institutions that have successfully marketed hundreds of millions of dollars in credit card products. The Company's comprehensive switching and database services allow the precise and detailed segmentation of downloading and protecting Internet credit accounts, which level of security is not otherwise currently available. Through this important relationship the company will also venture into the bank card field, which, management believes, will become a key delivery vehicle for prepaid and post-paid voice, data and Internet services in the United States and worldwide.

VII. Sales & Marketing

In the area of postpaid and prepaid calling card services, the Company is targeting financial institutions whose markets conform to its strategic demographic development plan. These markets are demographically defined as small-office and home-office credit card holders desirous of cost-control lifestyles. Target cities will likely include Miami, El Paso and Houston (TX), San Diego (CA), New York City (NY), and Denver (CO). The Company is providing its services in conjunction with major national long distance carriers and local and national land-line carriers. The Company's product competes favorably with long distance calling cards and residential services put out by the major carriers such as Sprint, AT&T and MCI/WorldCom because of the current pricing structures of these carriers. The cost per minute when using a Cyber "Sentry Card" or "Phone Money" for a domestic call tops at $0.19 per minute, compared to a range of approximately $0.17 per minute up to $1.25 for an initial minute of long distance from major carriers at this time. Mass merchandisers, supermarkets, variety stores, drug chains, electronics stores, auto stores, service stations, cellular phone dealers, beeper distributors or any multi-store chain can sell the prepaid calling card as a new profit center: "Receive a coupon good for a free $l0.00 cellular phone card with your next purchase of $50.00, or with a purchase of "quality motor oil". The card then bears the "quality motor oil" logo and greeting -- for which "quality motor oil" pays the retailer under its co-op-advertising program. Hotels can provide a free card to guests who stay more than one night and then sell the card at a discount to frequent travelers. The local management can make a commission and the balance can go into a regional advertising budget.

Gross Profit

Historically, the gross profit on prepaid phone cards has frequently been in excess of 22%, although it can be as low as five percent (5%). International card charges are determined as a markup factor of the actual costs of the calls placed, and is frequently in excess of 35%. Gross profit is calculated for all projected periods at an estimated average of eighteen percent (18%) of sales. The domestic prepaid calling card market is currently $2 billion per year, up from $75 million only five years ago. Projections are for a $10 billion per year market within the next five years.

Outside Sales Representatives

The fundamental telecommunications marketing strategy consists of Internet access residential dial tone, long distance and 1-800 services marketed through master brokers and regional representatives. The Company has put into place a national sales network by using brokers and sales reps with the proven experience. Since outside sales representatives operate on a commission only basis, this system provides a cost-effective way for the company to market its products and achieve maximum results.

Sales Seminars

The Company has organized a program of sales seminars to train its brokers and sales reps. These seminars are held at regional airport locations. The sales reps attend at their own expense and are thoroughly trained to understand all of the nuances of the Company telephony product line of residential, long distance, 800 and travel card services. They are specifically instructed as to the many advantages the Company can provide to customers that major competitors cannot. It has been the Company's experience that well-trained and informed sales organization gives a big edge over competitors that send [ILLEGIBLE] people that are not sufficiently trained.

Resellers

The Company is a telecommunication reseller, The company is consistently negotiating with carriers to obtain the most competitive pricing. It provides service to companies that do not own switching equipment and that use it to provide switching for their private label pre and post-paid calling cards. The company also plans to target customers through large tract residential developers and independent interconnect phone companies. These vendors usually render their services by owning the cable to the customers' site. They install telephone systems in residences or business offices, which require local dial tone as well as long distance, service. Many of the customers have been wired to a switch owned by the developer and the Company historically has provided local dial tone access and billing services to developers and sold one plus long distance services to many of their customers. They are well positioned to promote the Company products by simply being on the customers' premises. The independent interconnect companies have access to their customers phone bills and can analyze them and make recommendations as to how a customer can benefit from the Company products and services. On-premises encounters can be a very powerful means of communication.

These contractors have the necessary tools and ability to analyze different products. They can advise their clientele on the best alternative after considering the different criterion of selection. Typically, these contractors have access to a customer base and they take the initiative to contact them. The Company will pay them on a commission basis.

Institutional

The company, in addition to publishing and financial. institutions is also targeting educational, charitable, philanthropic and religious institutions to market and license the Cyber Sentry methodology. The Internet commerce Direct mailing and newsletters of the various organizations will promote security of both the customer and vendor.

Ethnic Markets

The most successful prepaid calling card programs were and are targeted in selling conventional calling cards in ethnic markets, The company will exhibit at numerous cultural events, informing the community through Multi-lingual Internet portals about the merits of the Cyber Sentry management of digital rights and consumer security. To date, no Internet commerce card has garnered a major share of the potential market. We are confident that with the proper advertising and marketing approach the Cyber Sentry Card with its Internet digital rights security component will secure and maintain a leading position in the Internet commerce marketplace.

VIII. Company Switching Services & Client Benefits
Unique Systems

The company has broad base expertise in the area of Siemen's switching systems. While relatively new to the telecommunications field with ten years of operational history, programmable switching technologies are present in one form or another in most central offices as voice mail systems, fax store and forward systems and other flexible, non-traditional telecommunications hardware and software.

The company's vendor, Siemens', provide corporate and governmental clients with telecommunications switching capability and related ancillary services. Installation of large-scale, highly flexible open architecture call matrices in major cities within the United States and abroad allow the company to provide its clients with an unparalleled level of flexible, high-bandwidth switching capacity at competitive rates.

Key client benefits include:

Instant Scalability

In this time of extraordinarily rapid telecommunications growth, companies need to be able to add massive port capacity within days. The Company maintains a full service platform, which offers rapid up scaling and client growth support.

Network Flexibility

The company maintains multiple transmission capabilities through dual service bureaus so that its clients benefit from a) network redundancy -- in the event of long-line failures, the company has various transmission opportunities and can avoid any client downtime; and b) least-cost routing as a function of time-of-day, day-of-week, volume, and holiday opportunities.

Exceptionally Flexible Messaging

The service bureau call matrix design includes feature-rich voice messaging capability. The equipment can deliver messages and accept responses by voice and by touch-tone. As a result, the company is able to offer services such as:

Calling Cards

Using proprietary database and connectivity algorithms, prepaid calls can be offered locally, nationally or internationally at rates adjusted for a wide range of complex parameters. Such parameters can include such features as "the more you call the less it costs," a particular caller can win a significant prize, lottery-type prizes can be offered, etc.

Advertising Features

The company offers its telecommunications clients the ability to sell a wide range of audio advertising for customers. Messages can be delivered through prepaid formats to offer customers advertisements, service routing via touch-tone, and special record-and-replay messaging, such messaging to be flexible with regard to time of day/day of week delivery.

Unique Safety Features

Unauthorized use and telephone fraud are common occurrences. The company offers its clients a variety of safety features that can restrict calls even within large businesses relative to called number, time of day calling, PIN entry, calling number, and special voice-print messaging and "locks."

Internet Service & Product

The company plans to contract with key local Internet Service Providers nationwide (ISPs) to offer an Internet-based message delivery system that operates world-wide to deliver voice-mail messages at local call costs. These services will be rolled out to provide a strategic and effective position for growth and development of the company's services as such services grow with the Internet itself. This product will enhance the customer's ability to obtain their email from any telephone utilizing their Cyber Sentry Card.

Strategic Partnerships

The Company believes strategic partnerships with clients and vendors are essential to global success. Cyber Sentry provides a host of intelligent network applications (single number service, call management; fax, data management); real-time call processing and billing systems (invoicing, call rating for 1+, callback, and debit card processing) radio paging and cellular/wireless service offerings (call routing, protocol, translation, release link functionality; messaging, voice activated dialing, and other enhanced services); wireless local loop, microcellular and Cyber Sentry systems; voice mail with automatic call back and integrated paging; global conferencing for simultaneous voice, video and data transmission; and full featured call processing software as an integrated switching system suitable to interface to digital and analog wireless base stations supporting multiple air protocols. This infrastructure supports the Internet commerce and Cyber Sentry Card with no additional capital expenditure. The IBM AS400 billing system employed by the Company is the billing system of choice for most major banks and such telco's as BT.

The company believes that its owned service bureau's Siemens gateway systems serve as a vital bridge to new technologies. New technology developments create additional demand for the company's services as competition and market development proliferate. Regulatory initiatives have enhanced competition in telecommunications, thereby opening new markets and providing incentives for the development of new products. Examples of these changes include the development of facsimile communications, the assignment of radio frequencies to cellular telephone services and the development of private satellite networks. Advances in technology have lowered per-unit communications costs, increased product reliability, and encouraged a proliferation of new and enhanced communications products and services. All of which pale in the face of the new ATM technology which permits the usage to increase without additional capital outlay for additional network capacity - the existing lines can achieve never before anticipated speeds for data transmission, all while the same line is being used simultaneously for alternate uses.

The company's technology and marketing are readily adapted to suit the new ATM Communication Systems requirements; at this time such technologies are most likely to displace traditional Ethernet systems in the next few years. The advent of new ATM technologies will likely expand the market for communications, to the general benefit of Cyber Sentry and its sales mission.

Cost of New Technologies

The company intends to participate in most if not all areas of transmission technologies, and will deploy given technologies -- through its strategic relationships with expert technology providing companies -- for its clients and their customers. Because the company has focused its service and sales efforts on Internet commerce and the additional services that it has historically successfully provided including, but not limited to residential local and long distance services, pre and post-paid calling cards utilities billing services and the Company has a real track record in providing quality services in those areas. The Cyber Sentry Card product is the opportunity for the Company to gain entry as the provider of digital rights management for the Internet commerce industry; as a primary source for the next major evolution. In developing and marketing the patented and proprietary Cyber Sentry methodology the company will have transmission capabilities to route calls as a function of availability, cost, time of day, weather, and other factors in order to provide the best possible service and pricing to its clients.

While all these opportunities represent potential revenue, it is also true that the company will have to acquire personnel with sufficient expertise to capitalize on these developing technologies, The company has identified and is negotiating with several potential associates with the requisite technical training and experience level required by the Company of employees and the ongoing retention of consultants.

IX. Ownership, Management and Personnel

Ownership

Cyber Sentry, Inc. (formerly Telecommunications Services, Inc.), a Delaware corporation, which corporation was formed to acquire Telecommunications Service Center, Inc., a Florida corporation, is a regular C Corporation, organized under the laws of the State of Delaware. Currently, Board, investors and management own the C Corporation, Cyber Sentry, Inc.

Telecommunications Service Center, Inc. is offering equity partners the right to purchase up to five million shares of common stock of Telecommunications Service Center, Inc. for $1.00 per share, pursuant to a Rights Offering under its Plan of Reorganization, dated October 21,1998.

Board Structure

Five Directors of Cyber Sentry, Inc. will be elected for annual terms by vote of the shareholders. These directors will serve as the Board of Directors for Cyber Sentry, Inc.

Source & Use of Proceeds

Telecommunications Service Center, Inc. is raising up to $5 million by virtue of the Rights Offering of one share of common stock for $1.00 pursuant to the Chapter 11, Bankruptcy Reorganization. The Company believes that it can also secure, with this capital infusion, a bank line of Credit, to be used for the purchase of instruments and for carrier deposits. Investors who wish to participate will receive equity in the Company.

Proposed New Products

The Company will develop its proprietary Cyber Sentry digital rights management product, to be marketed under the name Cyber Sentry and provided transparently to consumers by vendors. Build an integrated secure Cyber Sentry digital rights management environment, including the Cyber Sentry Card and extendible by the customer and vendor to other transaction related services available over the Internet or via other international commercial credit card transaction processing.

Management Team

The senior management team is made up of seasoned professionals with more than fifty years combined Data and Telecommunications Sales and Management experience.

Chairman of the Board: Gerald A. Resnick

Mr. Resnick is an attorney with over thirty years of experience and is admitted to practice in New York, Florida and New Jersey. Mr. Resnick was the co-founder of Noise Cancellation Technologies Inc. (NASDAQ-NCTI) and served as a member of its Board of Directors; and as Vice-President and General Counsel. Mr. Resnick has extensive experience in the sales and marketing of intellectual properties and the development of research and development partnerships.

President: Harold (Hal) Shankland

An entrepreneur with more than twenty-five years experience within the computer and telecommunications industries. Mr. Shankland has worked with Litton Industries, Dyna Com and served as President of HAI of Tampa. Mr. Shankland has been a computer consultant to numerous corporate clients, including Southern Management, Inc. As President, Mr. Shankland is responsible for operational management of the telecommunications systems and the integration of new technologies.

Vice President Corporate Development: Phillip E. Gambell

Mr. Gambell has over fifteen years telecommunications experience in international and domestic carrioer sales, network design and development. Currently President of TOSA Enterprizes, Inc., an international telecommunications consulting firm, which he founded in 1997, Mr. Gambell's clients include local exchange carriers, international service providers, operator service companies, and telecommunications service bureaus. Mr. Gambell has also served as a commissioned officer in the U.S. Marine Corps.

Vice President Sales & Marketing: Stacy A. Acampora

A telecommunications Marketing Professional with an impressive sixteen years in Marketing, including five years in Alternate Channel Sales. Ms. Acampora has a long list of achievements including senior management positions with Advanced Telecommunications Corp. (ATC), now known as LDDS/Worldcom/ MCI, Amnex and Intermedia Communications Inc. (ICI). At ICI, Ms. Acampora developed the agent program and within two years created billing in excess of $18 million annually. Ms. Acampora has in depth industry knowledge and contacts which enhance the Company. Ms. Acampora also serves as President of JasCom Consulting Group, a Florida-based telecommunications consulting company.

Vice President Switch Operations: Kevin White

Mr. White is an operations professional with more than fourteen years in the telecommunications field. He began his career as an electronics technician in the United States Navy. He was the head of the SCAT Team for Siemens Stromberg-Carlson, a worldwide leader in digital switching and telecommunications equipment. SCAT was the troubleshooting and problem solving team for Siemens switches nationwide. As the Manager of Network and Switching for TWT, a $100 million company, Mr. White was responsible for the implementation and management of a Siemens Stromberg-Carlson five switch nationwide network. As Vice-President of Switch Operations for Telecommunications Service Center, Inc., Mr. White is responsible for the installation and on going management of their new Siemens Stromberg-Carlson Digital Central Office Switch -

Treasurer and Director of Accounting:  Kenneth J. Fedorcek

An accounting professional with over twenty-five years experience. Mr. Fedorcek was the Director of Accounting for a large public company where his responsibilities included multiple divisions and the financial and regulatory reports required of a public company. Mr. Fedorcek has overall responsibility for accounting and cost controls.

X. Financials

See Annexed BDO SEIDMAN FINANCIAL REPORTS 1995, 1996, 1997.

No Public Market for Shares: Lack of Transferability of Common Stock. There is no public market for the Common Stock acquired from the Company in this rights offering pursuant to the Reorganization Plan under the Chapter 11 Bankruptcy and it is not anticipated that one will develop in the near future. Even if such a market should develop, there can be no assurance that it will be sustained or that it will be broad enough to enable investors in this rights offering to sell their Common Stock at prices which they deem satisfactory or reasonable. Even if such a market should develop, the Common Stock may be subject to transfer restrictions.

The Common Stock being offered has not been registered under a federal or state securities law and may not be sold or transferred except pursuant to an exemption from registration under federal or state securities law, unless registered. No registration of the Shares acquired from the Company is contemplated by the Company. As a consequence, an investment in the shares cannot be easily liquidated. Investors should be prepared to hold the Shares indefinitely.

The offering price of the Shares offered hereby does not necessarily bear any relationship to the assets, book value or other recognized criteria of valuation of the Company. The offering price was determined arbitrarily by the Company. Such determination was based on consideration of such factors as the history of and prospects for the products in which the Company competes, estimates of the business potential of the Company, an assessment of the Company's management, the amount of control desired to be retained by the Company's present owners, and the amount of financing necessary to satisfy the Company's management and the Company's projected working capital needs.

Although the Company believes that this offering will provide it with the financial resources sufficient to enable it to develop the Company and its product offerings, there can be no absolute assurance that this will be achieved. Adverse events may cause a change in the Company's revenues, expenditures or cash flow, and the Company might not have sufficient resources to achieve its expansion or operating goals without obtaining additional financing. There is no assurance that such financing would be available to the Company on terms reasonably acceptable to it or that such financing would be available to the

Company on any terms whatsoever. In either event, the ability of the Company to maintain or expand its operations might materially be adversely impacted.

                                Cyber Sentry Inc.
                             Projected Balance Sheet

                                **** ASSETS ****

Cash & Equivalents:                $     5,000.00

Accounts Receivable:                 1,974,456.90

Investments                        $ 6,000,000.00

Inventory:                              35,000.00

Prepaids:                               46,000.00
                                   --------------

Total Current Assets                                          $ 8,060,456.90

Fixed Assets - At Cost:              2,220,000.00

Accumulated Depreciation:           (1,071,018.00)
                                   --------------

Net Book Value - Fixed Assets                                   1,148,982.00

Other Assets:                                                      45,000.00
                                                              --------------

Total Assets                                                  $ 9,254,438.90
                                                              ==============

                         **** LIABILITIES & EQUITY ****

Current Liabilities:                                          $ 2,022,035.72

Long-Term Liabilities:                                            900,177.00
                                                              --------------

Total Liabilities                                             $ 2,922,212.72

Stockholders Equity:

  Retained Earnings                     (106,492.72)

  Common Stock                         6,002,000.00

  Post-Petition Net Income               436,718.90
                                     --------------

Total Stockholders Equity                                       6,332,226.18
                                                              --------------

Total Liabilities & Equity                                    $ 9,254,438.90
                                                              ==============

                                  CYBER SENTRY

                                    [GRAPHIC]

                             The e-commerce gateway

      To register call 1-800-123-4567 or go to http: // www.cybersentry.com

--------------------------------------------------------------------------------

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To place a call on the MCI Worldcom Network dial 1-800-888-8777

To place a call on the AT&T wireless Network dial 1-800-123-5467

To join America Online, call 1-800-123-4567 or go to www.aol.com

                                                                   -------------
                                                                       Valid
                                                                      Without
                                                                       Photo
                                                                   -------------

-------------------------------------------------------------
                    Signature Required
-------------------------------------------------------------

                                   ---------------------------------------------
CYBERSENTRY CREDIT PROGRAM                         Bar Code
                                   ---------------------------------------------

If this card is lost or stolen contact:1-800-123 1234 or email:
lost@cybersentry.com

                                                                      FACT SHEET

                           The Cyber Sentry Fact Sheet

                            Digital Rights Management

                                    [GRAPHIC]

                                CYBER SENTRY (R)
                                    [GRAPHIC]
                            DIGITAL RIGHTS MANAGEMENT

Cyber Sentry

o  Protects copyrighted text, audio, video, graphics and software
o  Prevents secondary redistribution, including username/password sharing
o  Uses double-key re-encryption to actively protect content
o  Uses conventional server and desktop technology
o  Works with all standard browsers

o  Operates on Windows 3.x, Windows 95, Windows 98 and Windows NT

Cyber Sentry is breakthrough digital rights management technology. It is a simple, yet robust, solution to the problem of protecting copyrighted content during initial distribution and controlling redistribution.

Cyber Sentry is designed to provide the secure distribution of copyrighted text, audio, video, graphics and software in Internet commerce. It also restricts the unauthorized redistribution of material to secondary recipients such as passing along a copyrighted research report to a friend. Virtually any content that can be downloaded via the Internet can be protected using Cyber Sentry technology &shyp: including .html, .doc, .wav and .exe files.

The web publisher or content provider uses a secure Windows tool to create "rights certificates" for material delivered digitally. These electronic certificates are provided to the consumer when making a purchase or conducting other transactions with the content provider. The certificates indicate the rights a consumer has purchased as a result of a specific transaction with the web site. For example, a consumer wishing to purchase research published by IDG could be issued a certificate granting the right to view material but not print it.

Publishers set up a secure directory on their Web servers. Copyrighted material is stored in this protected space. It is available only to authorized users running the Cyber Sentry client application who possess a valid certificate that authorizes access and specifies the rights, such as the right to read or print or save the copyrighted material. For example, IDG would segregate material it wanted to charge for in a secure directory that would only be available to those with a valid certificate.

----------
Windows OS
----------
[GRAPHIC]

 [GRAPHIC]         [GRAPHIC]
Application       Application
[ILLEGIBLE]        [ILLEGIBLE]]
Certificate       Certificate

Cyber Sentry client software manages the digital rights on the desktop. The software requires only a small amount of space on the consumer's hard drive and is downloaded for free from the content provider's website. Cyber Sentry controls the Windows' services that are available to an Internet browser or other software application, so that only the functions that are specifically licensed are enabled.

For example, a consumer who purchased the right to read a copyrighted article could not print it because the function would be blocked by Cyber Sentry. Cyber Sentry works with all Windows browsers; any application that opens the protected content inherits the Cyber Sentry restrictions.

A single Cyber Sentry stores digital rights certificates for all the consumer's transactions made from a single desktop computer. The consumer obtains the Cyber Sentry client software from one web publisher, however, the software manages digital rights certificates from any content provider who uses Cyber Sentry to secure content.

Cyber Sentry actively protects the downloaded digital content through double key re-encryption on the destination computer, linking the specific content by key directly to the computer and the publisher. This effectively prohibits unauthorized redistribution.

Cyber Sentry also can protect against unauthorized "redistribution" of passwords. The Cyber Sentry software transparently manages the user's access to secure directories on a site, so there is no need to provide a visible password to grant access. Web site passwords become linked to a specific desktop. One password, one user.

What makes Cyber Sentry unique?

Cyber Sentry is unique in that it protects a publisher's copyright and his revenue. Cyber Sentry is the only rights management solution that solves the problem of initial distribution of copyrighted digital content and protects against secondary, pass-along, distribution. By managing activity at the server and on the consumer's desktop, Cyber Sentry assures the on-line publisher that the first copy sold won't be the last.

Cyber Sentry supports existing e-commerce transaction systems already being used by content providers &shyp; from bookstores to software publishers to artists. Cyber Sentry enters the process after confirmation of a financial transaction and provides the protected delivery and explicit management of rights purchased in a transaction. This protects the obligations and rights of both vendor and consumer as well as preventing the secondary, unauthorized redistribution of copyrighted material.

Enabling Electronic Commerce

Cyber Sentry is the first digital rights management solution that provides a comprehensive solution to two critical e-commerce issues: the need to manage initial distribution of digitally-delivered products and the need to prevent unauthorized pass-along distribution.

Microsystems Software is the developer of Cyber Patrol, the most widely used Internet filtering solution in the world. As the developers of security software, we have always provided the capability to deliver trial versions of our product for download and subsequent purchase over the Internet. However, it became clear the content providers were not so fortunate, and that the inability to secure digitally-delivered content was slowing the rate of acceptance of electronic delivery among the publishers themselves. Cyber Sentry was designed to address this problem.

Analysts estimate that the electronic commerce space will reach $200 billion by the year 2001. We estimate that $50 billion of that $200 billion could be digitally delivered content, suitable for protection by Cyber Sentry.

The possibilities for Cyber Sentry technology are limitless. Because Cyber Sentry uses the e-commerce and web structures already in use by web publishers to present Internet content, it will be easily extensible to new types of content and transaction mechanisms. Publishers of all sorts &shyp; from market researchers to book publishers to music producers &shyp; are exploring new ways to deliver, and sell, their content "over the wire."

We expect synergy and partnerships to develop between these publishers and Microsystems to improve and enhance Cyber Sentry as new business and delivery models develop.

Demonstration Tour

A demonstration tour of Cyber Sentry is available at http://www.cybersentry.com. Users can download and register the Cyber Sentry client application which permits access to a demonstration web site and a variety of protected content. Web Publishers looking for more information or to receive an evaluation copy of Cyber Sentry, please contact:
Microsystems Software, Inc.
Telephone: 508-416-1000
E-mail: info@microsys.com

Microsystems            SITE MAP    DOWNLOAD    WHAT'S NEW  PRESS RELEASES
software                ----|-----------|------------|-------------|------
                        PRODUCTS    SUPPORT     TRAINING    JOBS
                        ----|----------|------------}---------|--
      CyberPatrol [GRAPHIC}CaLANdar [GRAPHIC]Route 6-16     [GRAPHIC]
1
  Microsystems Software ss. Sitemap ss. Products ss. Support ss. What's New ss.
                                 Press Releases

      Cyber Patrol ss. @Cyber Patrol ss. Download Cyber Patrol ss. Partners

--------------------------------------------------------------------------------
Please read the Legal Restrictions and Terms Of Use applicable to this site.
Use of this site constitutes your acceptance of the Microsystems Software's
Terms Of Use.   (c)1998 Microsystems Software, Inc.

                                                                      SENTRYCARD

CYBER SENTRY
[GRAPHIC]
DIGITAL RIGHTS MANAGEMENT     John J. Smith
                              Digital Rights Number 123 456 789

JohnSmith @ cybersentry.com               www.cybersentry.com
                                          [GRAPHIC]
                                          gateway for e-commerce [GRAPHIC]

       To register call 1-800-123-4567 or go to http://www.cybersentry.com

--------------------------------------------------------------------------------
                                 Magnetic Stripe
--------------------------------------------------------------------------------

To place a call on the MCI Worldcom Network dial 1-800-888-8777
To place a call on the AT&T wireless Network dial 1-800-123-5467
To join America Online, call 1-800-123-4567 or go to www.aol.com

--------------------
Valid
Without
Photo
--------------------

-------------------------------------------------
            Signature Required
-------------------------------------------------

CYBERSENTRY CREDIT PROGRAM          ------------------------------------
                                                Bar Code
                                    ------------------------------------

            If this card is lost or stolen contact: 1-800-123-1234 or
                           email: lost@cybersentry.com

                                 CYBER SENTRY(R)
                                    [GRAPHIC]
                            DIGITAL RIGHTS MANAGEMENT

                          Cyber Sentry(R) Registration

The fact that you are seeing this page indicates that Cyber Sentry is active on your desktop, but you are Unregistered on this system. Please fill out the following Cyber Sentry(R) registration form to continue.

                        ---------------------------------
Your E-mail Address:    |

      ---------------------------------------------------
      | First Name  | Last Name
Name: |             |

              -------------------------------------------
Company Name: |

                  ---------------------------------------
                  | (Area)  |
Telephone Number  |         |

Additional Info?
---------------------------------------------------------
|
|
|
|

[GRAPHIC] Reset Form| To clear all the information on this form and start again.
          ----------|

[GRAPHIC] Submit Form | To submit form and continue to protected viewing area
          ------------|

Thank you for registering Cyber Sentry(R).

--------------------------------------------------------------------------------
                                      Copyright 1997 Microsystems Software, Inc.

                                                                    CONFIDENTIAL
                             CYBERSENTRY OPPORTUNITY

BACKGROUND

Telecommunications Services Center, ("TSC") Inc is presently emerging from Bankruptcy proceedings in Tampa, Florida. It is in the credit and debit card processing business with a distributing network of more than 10,000 independent agents and more than 300,000 cards being processed by the center.

It has sales of approximately $20 million and $1 million pre tax earning. It has submitted a plan for reorganization to be completed by December 15, 1998. It will significantly reduce its debt post bankruptcy in exchange for preferred stock. The new preferred shareholders would include Worldcom, CBS, Sprint and Qwest Communications.

Pursuant to the plan there is an opportunity to purchase up to 5 million shares, representing approximately 30% of the outstanding common, at a $1.00 per share.

Cybersentry (www.cybersentry.com) was purchased for $3 million dollars. This is Digital Rights Management technology for protecting digital content on the internet and off the internet, including e-commerce transactions. The purchasers of TSC have agreed to exchange the technology for a total of 3 million of the 5 million shares issued pursuant to the rights offering.

The new company would be named Cybersentry and proceed to implement the first e-commerce card to be used on the internet and off the internet. It would become a toll booth on the information superhighway, protecting the Digital Rights of each person. It would have the ability to bill to the card online and offline and to your local phone bill.

There would be 2 million shares available @ $1.00 per share. The company would be valued at $15 million dollars emerging from bankruptcy.

OPPORTUNITY

It would be the first company providing a telecommunications gateway for e-commerce. It would be NASDAQ national market qualified upon emergence from bankruptcy and the securities issued pursuant to the plan would be exempt from registration. It would be scheduled to begin trading by December 31, 1998. The minimum valuation on the company would be $75 million dollars, with a indicated price of between $5.00 and $7.00 per share.

It would be a profitable internet related company with the potential to capture a significant number of the 165 million people who are not current internet users. This represents an opportunity to gain market share as the market increases from $6 Billion to $300 Billion dollars in the next few years from both online users and new internet users.

[GRAPHIC]
PATRIOT
ADVISORS
INCORPORATED

November 27, 1998

The Nasdaq Stock Market, Inc.
9801 Washington Blvd, 5th Fl.
Gaithersburg, MD  20878

Att: Listing Qualifications

Dear Sir/Madam,

Please find enclosed a Nasdaq National Market IPO application.

If you have any questions or require further information contact either (i) Gerald Resnick, Esq on phone (212) 832-6825 or fax (212) 980-9634 or e-mail geraldr @ idt.net, or (ii) Frank Kristan on (914) 395-1351 or
fax: (914) 779-8995 or e-mail fkristan @ compuserve.com.

Thank you for your consideration.

Sincerely,


/s/Frank Kristan

Frank Kristan
President

7 Pondfield Road
Suite 201
Bronxville, NY 10706
TEL: 914-395-1200
FAX: 914-395-3052

Treasury Stock/Open Market Shares

Treasury stock should not be included when calculating the "Total Shares Outstanding" for the Company or its individual plans or issuances. If the Company has stock remuneration plans or future issuances for which either Treasury stock or shares purchased from the open market will be used to satisfy the plan/transaction, please do not include those plans or issuances on the "Baseline Form" since no "new" shares of the Company's stock will be issued. However, the Company is requested to advise Nasdaq, in writing, of the existence of such plans and/or future issuances. Please provide a description of the plan/issuance and the number of shares to be provided by Treasury stock and/or purchased on the open market. Please include this information with your "Baseline Form" for submission.

Dilution Protection/Shareholders' Rights Plans

The Company should report all dilution protection/shareholders' rights plans ("poison pills"), if approved prior to listing, by enclosing a copy of any such plans with the "Baseline Form" filing. However, the Company should not list the plans on the "Baseline Form" since they are not included in the Company's baseline record of eligible shares for listing.

      Nasdaq                              Total Shares Outstanding
      Issue Symbol(1): CYBS - Common      At Time Of Listing(2):  12,000,000
                      ----------------                            --------------

Specify Type of  Total Number of       Total Shares  Number of         Number of     Date of
Plan/Reason for  Authorized Shares/    Outstanding/  Shares Reserved   Shares        Board
Issuance(3)      Conversion Shares(4)  Exercised(6)  For Issuance(6)   Cancelled(7)  Approval
Rights           2,000,000                  0        2,000,000           0           11/20/98
------------     ---------              ----------   ---------         ---------     --------

Reorg.           1,000,000                  0        1,000,000           0           11/20/98
------------     ---------              ----------   ---------         ---------     --------

Prefer.Com       5,000,000                  0        5,000,000           0           11/20/98
------------     ---------              ----------   ---------         ---------     --------

------------     ---------              ----------   ---------         ---------     --------

1 Please use a separate form for each class of securities listed on The Nasdaq Stock Market. If no plans/anticipated future issuances exist, please write "None" in the "Specify Type of Plan/Reason for Issuance" column. Attach a separate sheet if more space is needed. This form may be duplicated to comply with reporting requirements. No fees are required with this filing.

2  Treasury shares should be excluded in determination of Total Shares
   Outstanding.

3  Public Offering
   Rights Offering
   Subscription Offering
   Exchange Offering
   Regulation Offering
   Private Offering
   Underwriter Fees
   Private Placement
   Acquisition
   Merger
   Placement Fees
   Recapitalization
   Debt Conversation
   Preferred Stock Conversion
   Warrant Exercise
   Stock Split
   Stock Dividend
   Dividend Reinvestment Plan
   Stock Option Plan
   Employee Stock Purchase Plan
   Employee Savings or 401(k) Plan
   Professional Services Agreement
   Litigation or Settlement
   Other - Please specify

4 If original plan/issuance was amended or the Company has undertaken any stock splits or other adjustments prior to its listing, please state the adjusted number of shares authorized under the plan/issuance. If reporting a derivative instrument (e.g., warrants, debentures, preferred stock, etc.), please use the number of underlying shares when completing this column. If exact number is not known, please estimate.

5 The Company should list only the number of shares that have been actually issued and distributed to shareholders. Treasury shares should not be included in this figure. For option plans, this figure would represent those shares issued for options that have been granted and exercised.

6 Reserved shares represent shares authorized but not issued or outstanding. Shares in this column will be issuable in the future. For option plans, this figure would represent those shares underlying options that have been granted but not exercised and all other shares available for future option grants.

7 Cancelled shares represent those shares that have expired or have been cancelled or terminated. Shares in this column will not be issuable in the future.

Treasury Stock/Open Market Shares

Treasury stock should not be included when calculating the "Total Shares Outstanding" for the Company or its individual plans or issuances. If the Company has stock remuneration plans or future issuances for which either Treasury stock or shares purchased from the open market will be used to satisfy the plan/transaction, please do not include those plans or issuances on the "Baseline Form" since no "new" shares of the Company's stock will be issued. However, the Company is requested to advise Nasdaq, in writing, of the existence of such plans and/or future issuances. Please provide a description of the plan/issuance and the number of shares to be provided by Treasury stock and/or purchased on the open market. Please include this information with your "Baseline Form" for submission.

Dilution Protection/Shareholders' Rights Plans

The Company should report all dilution protection/shareholders' rights plans ("poison pills"), if approved prior to listing, by enclosing a copy of any such plans with the "Baseline Form" filing. However, the Company should not list the plans on the "Baseline Form" since they are not included in the Company's baseline record of eligible shares for listing.

   Nasdaq                              Total Shares Outstanding
   Issue Symbol(1): CYBSP - Preffered  At Time Of Listing(2):        0
                    -----------------                        -------------------

Specify Type of  Total Number of       Total Shares  Number of         Number of     Date of
Plan/Reason for  Authorized Shares/    Outstanding/  Shares Reserved   Shares        Board
Issuance(3)      Conversion Shares(4)  Exercised(6)  For Issuance(6)   Cancelled(7)  Approval

Reorg Plan       5,000,000                  0        5,000,000             0         11/20/98
------------     ---------              ----------   ---------         ---------     --------

------------     ---------              ----------   ---------         ---------     --------

------------     ---------              ----------   ---------         ---------     --------

------------     ---------              ----------   ---------         ---------     --------

1 Please use a separate form for each class of securities listed on The Nasdaq Stock Market. If no plans/anticipated future issuances exist, please write "None" in the "Specify Type of Plan/Reason for Issuance" column. Attach a separate sheet if more space is needed. This form may be duplicated to comply with reporting requirements. No fees are required with this filing.

2  Treasury shares should be excluded in determination of Total Shares
   Outstanding.

3  Public Offering
   Rights Offering
   Subscription Offering
   Exchange Offering
   Regulation Offering
   Private Offering
   Underwriter Fees
   Private Placement
   Acquisition
   Merger
   Placement Fees
   Recapitalization
   Debt Conversation
   Preferred Stock Conversion
   Warrant Exercise
   Stock Split
   Stock Dividend
   Dividend Reinvestment Plan
   Stock Option Plan
   Employee Stock Purchase Plan
   Employee Savings or 401(k) Plan
   Professional Services Agreement
   Litigation or Settlement
   Other - Please specify

4 If original plan/issuance was amended or the Company has undertaken any stock splits or other adjustments prior to its listing, please state the adjusted number of shares authorized under the plan/issuance. If reporting a derivative instrument (e.g., warrants, debentures, preferred stock, etc.), please use the number of underlying shares when completing this column. If exact number is not known, please estimate.

5 The Company should list only the number of shares that have been actually issued and distributed to shareholders. Treasury shares should not be included in this figure. For option plans, this figure would represent those shares issued for options that have been granted and exercised.

6 Reserved shares represent shares authorized but not issued or outstanding. Shares in this column will be issuable in the future. For option plans, this figure would represent those shares underlying options that have been granted but not exercised and all other shares available for future option grants.

7 Cancelled shares represent those shares that have expired or have been cancelled or terminated. Shares in this column will not be issuable in the future.

                                STATE OF DELAWARE
                            CERTIFICATE OF AMENDMENT
                         OF CERTIFICATE OF INCORPORATION

TELECOMMUNICATION SERVICES, INC. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

FIRST: That at a meeting of the Board of Directors of TELECOMMUNICATION SERVICES, INC resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

The name of this corporation shall be CyberSentry,Inc.

SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.

FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

IN WITNESS WHEREOF, said TELECOMMUNICATION SERVICES, INC has caused this certificate to be signed by

Gerald Resnick, President, an Authorized Officer, this 20 (twenth) day of November, 1998.


                               By: /s/ Gerald Resnick
                                   --------------------------
                                      Authorized Officer

                               Name: Gerald Resnick
                                     ------------------------
                                        Print or Type

                               Title: President
                                      -----------------------

--------------------(TM)
CUSIP SERVICE BUREAU
--------------------

Standard & Poors, A Division of The McGraw-Hill Companies
P.O. Box 11326 o Church Street Station o New York, NY 10277-0224
Tel 212 208 8334 o Fax 212 412 0422

Attn: MR FRANK KRISTAN                               Invoice No: 0295201
      PATRIOT ADVISORS INC                           Date: 11/30/1998
      43 DESHON AVENUE                               Type: C-P29276
      BRONXVILLE, NY 10708                           Supplement Date: 12/04/1998
                                                     Page Number: 1

                               Dated
  Cusip No.           Coupon   Date     Maturity  Description            Amount
--------------------------------------------------------------------------------
ISSUER CYBERSENTRY INC.
  2325211  10     9                               COM                      7.00
  2325211  20     8                               PFD                    100.00

Express Fee $32.00   2 Item(s)                      Total Amount Due:  $ 139.00

                    FOR CUSTOMER SERVICE CALL: (212)-208-8334
           SEND CHECK PAYABLE TO CUSIP, P0 BOX 11326 NY NY 10277-0224
                        FEDERAL TAX ID NUMBER 13-1026995

--------------------------------------------------------------------------------

PLEASE DETACH AND REMIT WITH YOUR PAYMENT            Invoice No: 0295201
                                                     Date: 11/30/1998
                                                     Type: C-P29276
                                                     Supplement Date: 12/04/1998

Attn: MR FRANK KRISTAN
      PATRIOT ADVISORS INC
      43 DESHON AVENUE
      BRONXVILLE, NY 10708

                                                     Total Amount Due: $ 139.00

          CUSIP Committee on Uniform Security Identification Procedures
           A registered trademark of the AMERICAN BANKERS ASSOCIATION

[LOGO] Templar Corporation

October 24, 1998

David W. Steen, Esq
McWhirter, Reeves etal
100 North Tampa street
Tampa, Florida 33601

                              Letter of Commitment

Dear David,

This letter is to confirm that pursuant to the pending plan of reorganization of Telecommunications Services Center, Inc ("TSC") there is a rights offering to purchase up to 5,000,000 of the new company common shares @ $1.00 per share.

The Templar Corporation, on October 23, 1998, completed the purchase of Cybersentry ("Cybersentry.com") from The Learning Company (NYSE: "TLC") for $3,000,000.

The Templar Corporation hereby guarantees that, in the event that the plan is approved and there is at least 3,000,000 in rights available, it will exchange Cybersentry for 3,000,000 shares of common stock in the new company.

The purpose of the transaction would be to name the new company "Cybersentry - the telecommunications gateway to the worldwide web". It would focus on creating digital certificates for telecommunications transactions and other e-commerce applications.

The Templar Corporation has received indications of interest to purchase the balance of the rights offering, in the event that the shareholders do not exercise their rights. The Templar Corporation owns in excess of USD $3,000,000 of Libertyone Limited common stock ("libertyone.com.au").

If you have any further questions, please do not hesitate to call me on
(914) 395-1351.

Sincerely,


/s/ Frank Kristan

Frank Kristan
President

[LOGO] PATRIOT ADVISORS INCORPORATED

                                   TERM SHEET
                                  (Page 1 of 3)

NAME:             CyberSentry, Inc

SECURITY:         Common "when issued basis"

AMOUNT:           500,000 @ $ 1.00 per share - Firm commitment
                  500,000 @ $ 5.00 per share - Firm commitment
                  Unexercised rights @ $1.00 per share - No commitment

DATE OFFERED:     December 1, 1998 to December 7, 1998
                  Confirmations issued December 8, 1998

TERMS:            (i)   Cash subscriptions shall have first priority @ $1.00 per
                        share,

                  (ii) In the event of an over-subscription @ $1.00 per share on cash accounts, the subscribers shall be prorated equally,

                  (iii) Subscribers shall have the option, on cash accounts, to apply the cash balance to purchase additional shares @ $5.00 per share,

                  (iv) In the event of an over-subscription @ $5.00 per share on cash accounts, the subscribers shall be prorated equally,

                  (v) Subscribers shall have the option, on cash accounts, to apply the cash balance to purchase any unexercised rights @ $1.00 per share,

                  (vi) Indications of Interest shall have second priority to any cash subscriptions on the terms of the offer,

                  (vii) Patriot Advisors, Inc reserves the exclusive right to modify and amend the terms and conditions of this offer at its sole discretion.

THIS NOT AN OFFER TO BUY OR SELL SECURITIES. AN OFFER TO BUY OR SELL SECURITIES CAN ONLY BE MADE PURSUANT TO THE TERMS AND CONDITIONS OF AN AMENDED PLAN OF REORGANIZATION OF TELECOMMUNICATIONS SERVICES CENTER, INC AS FILED IN THE UNITED STATES BANKRUPTCY COURT IN TAMPA, FLORIDA CASE NUMBER 98-7835-8P1.

                            STOCK PURCHASE AGREEMENT

I/ We, the undersigned, hereby agree to purchase the CyberSentry, Inc common stock from Patriot Advisors, Inc on a "when issued basis" pursuant to the terms and conditions of the Amended Plan of Reorganization of Telecommununications Service Center, Inc filed in the United States Bankruptcy Court in Tampa Florida, Case Number 98-7835-8P1.

Amount of Shares subscribed for @ $1.00 per share:   ___________________________

Amount Enclosed (Amount of Shares x $1.00):         $___________________________

(Please Circle YES or NO)

In the event of an over subscription @ $1.00 per share, please apply any balance to the purchase of additional shares @ $5.00 per share

                                                  YES                  NO

In the event of an over subscription @ $5.00 per share please apply any balance to the purchase of additional shares @ $1.00 per share, if available, from any unexercised rights

                                                  YES                  NO

In the event of any excess funds or in the event that the plan is not confirmed, the funds shall be returned to the subscribers.

NAME:   ________________________________________________________________________

        ________________________________________________________________________

ADDRESS:________________________________________________________________________

        ________________________________________________________________________

        __________________________  e- mail:____________________________________

Telephone:________________________  Facsimile:__________________________________

Social Security Number/Tax ID Number:___________________________________________

Date:______________      Signature:_____________________________________________
                                   Title:

                              PAYMENT INSTRUCTIONS

WIRE TRANSFER PAYMENT

Marine Midland Bank
74 Pondfield Road
Bronxville, New York 10708
ABA # 028001081
For Credit to: CyberSentry Special Escrow Account
               Account # 547 141 530

CHECK PAYMENT

Check Payable to : CyberSentry Special Escrow Account

Mail to:

Patriot Advisors, Inc
43 Deshon Avenue
Bronxville, New York 10708

Telephone: (914) 395-1351
Facsimile: (914) 779-8995

Please fax completed Stock Purchase Agreement to (914) 779-8995 or
(212) 980-9534.

[LOGO] PATRIOT ADVISORS INCORPORATED

December 4, 1998

David W. Steen, Esq
McWhirter, Reeves etal
100 North Tampa street
Tampa, Florida 33601

                          Guaranteed Funding Commitment

Dear David,

This letter is issued pursuant to the Plan of Reorganization filed in the United States Bankruptcy Court for the Middle District of Florida, Tampa Division, Case
No: 98-7835-8P1 for Telecommunications Service Center, Inc ("TSC").

Patriot Advisors, Inc hereby guarantees to CyberSentry, Inc ("CYBS"), the company formed to make the acquisition, to fund the $500,000 equity commitment and the $2,000,000 line of credit pursuant to the terms of the plan and the Stock Purchase Agreement.

Patriot Advisors, Inc has issued and completed guarantees in excess of $10 million dollars.

If you have any questions, please do not hesitate to call me.

Sincerely,


/s/ Frank Kristan

Frank Kristan
President

[LOGO] PATRIOT ADVISORS INCORPORATED

November 25, 1998

David W. Steen, Esq
McWhirter, Reeves etal
100 North Tampa street
Tampa, Florida 33601


Dear David,

This letter is to confirm that Patriot advisors, Inc has deposited securities with Merrill Lynch & Co pursuant to the Plan of Reorganization of Telecommunications Center, Inc to be renamed CyberSentry, Inc ( "CYBS").

This is also to confirm that orders have been placed to sell some of the securities that would result in net proceeds of in excess of $2,500,000.

Thank you for your consideration.


Sincerely,


/s/ Frank Kristan

Frank Kristan
President

                               SECURITIES RECEIPT

                                  ----------------------------------------------
[LOGO] Merrill Lynch               DATE RECEIVED  RECEIVING OFFICE  AE NUMBER
       Pierce Fenner & Smith Inc.  11/20/98       SCARSDALE/85E     NEIL NEWSHAM
--------------------------------------------------------------------------------
RECIEVED FROM                                                     ACCOUNT NUMBER
FRANK KRISTAN                                                     894 - 07A76
--------------------------------------------------------------------------------
QUANTITY    SECURITY DESCRIPTION     REGISTERED OWNER(S) CERTIFICATE DESCRIPTION
--------------------------------------------------------------------------------
1,275,000   TELECOMMUNICATIONS       PATRIOT ADVISORS INC
            SERVICES INC.                     [Date Stamped]
            NAME CHANGED TO                   1998 NOV 30 P 4:45
            CYBERSENTRY INC
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
LEGAL DOCUMENTS

STOCK POWER
CERTIFICATE OF AMENDMENT                                      [GRAPHIC OMITTED]
[ILLEGIBLE] TO P/C NEIL NEWSHAM
--------------------------------------------------------------------------------
TO FACILITATE PROMPT HANDLING OF YOUR SECURITIES, WE WILL TRANSFER THESE SECURITIES INTO OUR CORPORATE NAME (IF APPLICABLE) PENDING SALE OR OTHER DISPOSITION THEREOF, UNLESS OTHERWISE INSTRUCTED BY YOU

      THESE SECURITIES ARE DETERMINED TO BE IN NON-NEGOTIABLE FORM. PLEASE BE ADVISED THAT NEW YORK STOCK EXCHANGE RULES PROHIBIT THE RELEASE OF PROCEEDS RESULTING FROM THE SALE OF NON-NEGOTIABLE SECURITIES UNTIL THEY HAVE CLEARED TRANSFER

PLEASE RETAIN THIS RECEIPT FOR YOUR RECORDS AND REFER TO IT IF YOU SHOULD HAVE ANY INQUIRIES REGARDING THE DEPOSIT OF THESE SECURITIES


MERRILL LYNCH, PIERCE, FENNER & SMITH INC.                       CODE 945 12/81
                                                                 PRINTED IN USA.

By /s/ T Hooper
   ---------------------------------------

[LOGO] PATRIOT ADVISORS INCORPORATED

December 2, 1998

David W. Steen, Esq
McWhirter, Reeves etal
100 North Tampa street
Tampa, Florida 33601

Dear David,

This letter is to confirm the following information.

(1) Telecommunications Services, Inc has changed its name to CyberSentry, Inc. It has filed an IPO application for the Nasdaq National Market under the symbol CYBS.

(2) David Veltman and Hal Shankland have agreed not to exercise their combined three million rights issued pursuant to the plan. The company and Templar Corporation have agreed to issue the three million shares pursuant to the plan and the rights offer to Templar Corporation in exchange for any and all right title and interest in the CyberSentry technology. Templar Corporation and Comtel Online, Inc have transferred their holdings to Patriot Advisors, Inc.

(3) The common stock shareholding of 12,000,000 shares, as of December I, 1998 is as follows:

Patriot Advisors, Inc .........................................7,275,000 shares
Victory Telecom Holding Corporation ...........................4,275,000 shares
Gerald Resnick ................................................  225,000 shares
Phillip Gambel ................................................  225,000 shares

Patriot Advisors, Inc has agreed to sell 500,000 shares @ $1.00 per share and 500,000 shares @ $5.00 per share with the net proceeds, less expenses, of $2,500,000 to go to the company.

If the balance of the rights offering of 2,000,000 shares @ $1.00 are exercised, the net proceeds of an additional $2,000,000 would go to the company.

The company and Patriot Advisors, Inc have agreed to pay a 7.5% securities processing and handling fee to various institutions and entities to assist it in the processing and completion of the sale of the securities.

The holdings, post bankruptcy, of 15,000,000 shares would be as follows:

Patriot Advisors, Inc .........................................6,275,000 shares
Victory Telecom Holding Corporation ...........................4,275,000 shares
Shares from other rights exercised ............................2,000,000 shares
Investors from Patriot Advisors sale ..........................1,000,000 shares
Hal Shankland .................................................1,000,000 shares
Gerald Resnick ..................................................225,000 shares
Phillip Gambel ..................................................225,000 shares

Reserved issuances:

Reserved for preferred creditors ..............................5,000,000 shares
Reserved for issuance to Employees / other parties ............1,000,000 shares

The total issuance, on a fully diluted basis, would be 21,000,000 shares.

(4) Patriot Advisors, Inc may enter into separate agreements with third parties and/or creditors to resolve any outstanding issues.

(5) Patriot Advisors, Inc is using its best efforts to establish market makers for the securities. Patriot Advisors, Inc makes no representation as to whether a market will be made in the securities or if a market is commenced that it can be maintained or that there is liquidity in the market to enable an orderly purchase or sale of securities.

If you have any question please do not hesitate to contact me on (914) 395-1351.

Sincerely,


/s/ Frank Kristan

Frank Kristan
President